UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDOOR HARVEST CORP
(Name of small business issuer in our charter)

Texas	3590	45-5577364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

5300A East Freeway Houston, Texas	77020
(Address of principal executive offices)	(Zip Code)

Jennifer Haney
5300A East Freeway
Houston, Texas 77020
(713) 410-7903
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2]
Common Stock offered by the Selling Stockholders [3]	2,467,003	$0.50	$1,233,502	$158.86

_________
(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0001288 of the aggregate offering price.

(3) Represents shares of the registrant's common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS – SUBJECT TO COMPLETION DATED  September 19 , 2014

Indoor Harvest, Corp.
3,161,103 Shares of Common Stock

Selling shareholders are offering up to  2,467,003 shares of common stock.  The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. The net proceeds that will be received by the selling shareholders on an aggregate basis are $ 1,233,502 , assuming all shares are sold at $.50 per share.  We will not receive any proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an "emerging growth company" as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________ , 2014.

SUMMARY INFORMATION

You should carefully read all information in this prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Indoor Harvest, Corp., or the "Company," is a Texas corporation formed on November 23, 2011.  Our principal executive office is located at 5300A East Freeway, Houston, TX 77020.  Tel: 713-410-7903.

Business

Indoor Harvest, Corp., through its brand name Indoor Harvest™, is a development stage company that seeks to become a design build, developer, marketer and direct-seller of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA").

CEA is the process of manipulating any agricultural technology to allow the farmer an ability to manipulate a crop's environment to desired conditions. CEA technologies include greenhouse production, hydroponics, aquaculture, aquaponics and aeroponics. Controlled variables may include temperature, lighting, humidity, pH and nutrient analysis.

BIA is the process of locating CEA methods on, or in, mixed use buildings to provide synergy with the buildings infrastructure and the agriculture process. Earliest examples of BIA include the use of hydroponics, aeroponics and aquaponics, where waste heat is captured through the buildings existing heating, ventilation and air conditioning system as well as the combined use of solar, rainwater collection and evaporative systems. Current operating examples include such buildings as Eli Zabar's rooftop greenhouse, The Sun Works Center for Environmental Studies, Gotham Greens, Sky Vegetables, Top Sprouts, Cityscape Farms, Dongtan, Masdar City, AeroFarms, Solar 2, Lufa Farms, BrightFarms, FarmedHere, Green Sense Farms, Greener Roots Farm and Big Box Farms. The term building-integrated agriculture was coined by Dr. Ted Caplow in a paper delivered at the 2007 Passive and Low Energy Cooling Conference in Crete, Greece.

Aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium (known as geoponics). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as a growing medium combined with essential minerals to sustain plant growth, aeroponics is conducted without a growing medium.  Because water is used in aerponics to transmit nutrients, it is sometimes considered a type of hydroponics.

Our fixtures and system design are based upon a modular concept in which primary components are interchangeable providing a level of customization that we believe based upon our knowledge of the industry is currently not offered by other aeroponic system manufactures. We are developing our aeroponic fixtures and systems for use by both horticulture enthusiasts and commercial operators who seek to utilize aeroponic vertical farming methods within a controlled indoor environment.

Our products are designed for the production of leafy greens, micro-greens, fruiting plants and herbs. Our products and systems can also be adapted for a variety of other uses such as horticulture research, medicinal plant production, pharmaceutical plant production, plant cloning and hardwood propagation.

Since our inception, we have engaged in the following significant operational activities:

On November 26, 2011, we began construction of a facility to conduct research and development in order to provide proof of concept on our prototype fixture designs. From the period of our inception to June 30, 2014, $31,897, or 8% of our total operational costs, was incurred for research and development expenses towards the development of our aeroponic fixture designs. See "Research and Development" below for additional information.

On January 11, 2012, we acquired the domain name indoorharvest.com from the original domain name registrant for $2,000 cash and recorded it as an indefinite-lived intangible asset. We also registered the domain name aerofarmer.com for future use.

As of June 30, 2014, we capitalized $14,827 in tooling equipment for our product line. Tooling equipment includes two molds for our Aeroponic Growth Tray ("AGT") fixtures and one mold for our Aeroponic Growth Lid ("AGL") fixtures and two 2X4 molds for thermoforming.

For the six months ended June 30, 2014 and 2013, $37,904 or 19% and $32,016 or 48%, respectively, of our total operational expenses were related to professional fees. These fees are comprised of the following:
	6 Months		6 Months
	Ended	% of	Ended	% of
	6/30/2014	Total	6/30/2013	Total

Professional Fees: Engineering	$50	0%	$-	0%
Professional Fees: Legal	$12,654	33%	$28,136	89%
Professional Fees: Accounting	$25,200	66%	$3,880	11%
Total Professional Fees	$37,904	100%	$32,016	100%
On September 18, 2013, the Company entered into a material transfer agreement with the Massachusetts Institute of Technology's Media Lab ("MIT Media Lab") to provide aeroponic system components and fixtures to be used for the purpose of developing a wall facade aeroponic system as part of MIT Media Lab's Changing Places research. The project, MITCityFarm, will focus on urban mobility networks, decentralized energy infrastructure and transformable housing units to advance urban agricultural systems. Indoor Harvest, Corp. will be responsible for providing technical assistance and materials as a "Technical Systems Adviser" to the MITCityFarm project.

On February 20, 2014, we entered into a 62 month lease with Daniel R. Davis, commencing on March 1, 2014 through April 30, 2019, for a total of 10,000 sqft. of warehouse and office space located at 5300A East Freeway, Houston, Texas 77020. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

On March 1, 2014, we relocated our equipment and ceased operations at our original research and development facility.

As of July 15, 2014, the Company had purchased $114,786 in manufacturing equipment in order to develop in-house manufacturing for its products. These purchases included a Bel-O-Vac Model BV E Class 72"X120" heavy gauge vacuum former, welding equipment and fabrication tools, a commercial powder coating system, table and panel saws, plastic fabrication tools, a cold saw, and a 5,000 lbs Fork Lift.
On July 3, 2014, the Company entered into a presentation and design agreement with Curran & Connors for the development of presentations for the Company. Total anticipated cost of $5,500 with a one-third due upon acceptance, one-third due upon design approval and remainder due 10 days after the project has been completed.  No significant work has been done for us under this Agreement as of the date of this filing.  We do not anticipate any significant work will be done and an acceptable presentation sent to us, which will trigger our first payment requirement under the Agreement, until several weeks or possibly longer after this Registration Statement is filed.
Research and Development

On September 14, 2012, we began research and development using our prototype designs.

From September 18, 2012 through October 31, 2012, we completed an initial prototype system test by growing 110 basil plants. The test resulted in an average 1.7 lbs of basil per square foot in 30 days using under 2 gallons of water per plant drain to waste. Upon completion of the test, we made design changes to our lid system and nutrient dispensing system prototypes.

From March 8, 2013 through April 8, 2013, we completed a second prototype system test by growing 110 heads of leafy lettuce to include three types of lettuce, bibb lettuce, buttercrunch lettuce and romaine lettuce.  The test resulted in an average head weight of 1/4 lbs in 28 days and water use of under 3 gallons per head drain to waste. Upon completion of the test, we made design changes to our lighting system, updated the framing system and put two prototype grow trays into vertical operation.

From July 13, 2013 through August 22, 2013, we completed a third prototype system test by growing 220 heads of leafy lettuce to include four types of lettuce, bibb lettuce, buttercrunch lettuce, romaine lettuce and ruby red lettuce. The test resulted in average head weight of 1/4 lbs in 30 days and 1/2 lbs in 40 days. During this period the Company also conducted research and development of lighting and controls, comparing the performance of LED lighting and T5 fluorescent lighting. Also during this period the Company tested its second nutrient dispensing prototype running two vertically stacked grow trays simultaneously.

Plan of Expanded Operations

During the next 12 months, we anticipate expanding our current operational activities, although we may vary our plans depending upon operational conditions and available funding:

Event	Actions	Estimated Time	Estimated Cost
Setup manufacturing, design build and fabrication facilities	Purchase equipment, tools and complete product tooling	Q1 - Q4 2014	$250,000
Build a Demonstration BIA Farm	Build a 100 tray BIA indoor demonstration farm within our existing leased facility in order to showcase our fixtures and to conduct further research and development.	Q4 2014 - Q2 2015	$550,000
Develop Automated Controls	Develop automated controls, both hardware and software for use with our aeroponic systems	Q4 2014 - Q2 2015	$100,000
Develop Retail Aeroponic System	Develop a retail version of our commercial aeroponic system and controls for use by the home hobbyist	Q4 2014 - Q2 2015	$100,000

The total estimated costs of our short-term operational plans for the next 12 months is $1,000,000. As of March 1, 2014, the Company had budgeted $150,000 from existing cash towards the setup of manufacturing, design build and fabrication facilities and had purchased $114,786 in manufacturing and fabrication equipment under this budget as of  July 15, 2014. In order to fully implement our Plan of Operations for the next 12 months, we will need an additional $850,000. If we are unable to raise additional funds through private placements, registered offerings, debt financing or other sources we may need to postpone the development of our business plan. Without additional funding, we may only be partially successful or completely unsuccessful in implementing our business plan. Management has no written or oral agreement to advance additional funds. If we do not secure additional funds either from operational cash flow when we begin to sell our products and services or additional debt or equity financing, the implementation of our planned future business development activities will be delayed. We expect to be in a position to begin selling some of our products and offering design build services on or before  October 15, 2014. We anticipate that our current cash on hand will enable us to maintain minimum operations and working capital requirements for at least twelve months.

As of August 13, 2014, we had $307,985 in our bank account. Our estimated day-to-day operational costs, exclusive of those costs in our Plan of Operations for the next 12 months, as set forth above, are estimated to be approximately $216,800 to maintain minimal operational activities during the next 12 months. Our minimal annual operating expenses include our previously executed employment agreement with our CEO and sole founder for a salary of $70,000 annually, non-management salaried employees of $72,800, our lease agreement for our 10,000 sqft facility of $50,400 per year, our estimated annual utility expenses of $10,800 and $12,800 in miscellaneous operating expenses. In addition, we will have $ 67,158  in costs related to the filing of this Registration Statement and anticipate less than $75,000 to maintain publicly traded status thereafter. However, as stated above, in order to implement our Plan of Operations for the next 12 months we will need to secure $850,000 in funds. If we are unable to secure the necessary funds, we will not be able to undertake some or all of our planned business development activities. Accordingly, we anticipate, based upon the assumption of $ 283,958 in minimal day-to-day operational and registration statement costs during the next 12 months as set forth above, a minimum average monthly burn rate of no more than $ 23,663 during the next 12 months, which will be paid from our existing funds.

Based upon the assumption of our monthly burn rate exclusive of those costs in our Plan of Operations for the next 12 months as set forth above, the Company currently has sufficient funds to meet our current estimated day-to-day operations, plus SEC filing costs, as well as commence some, but not all of our planned activities as set forth in the table above. As of July 15, 2014, the Company had $35,214 remaining in its initial $150,000 budget for setting up manufacturing, fabrication and design build services.

As of July 15, 2014, the Company had purchased $114,786 in manufacturing equipment in order to develop in-house manufacturing for its products. These purchases included a Bel-O-Vac Model BV E Class 72"X120" heavy gauge vacuum former, welding equipment and fabrication tools, a commercial powder coating system, table and panel saws, plastic fabrication tools, a cold saw, and a 5,000 lbs Fork Lift. We expect to have our equipment in operation and be capable of selling our products that are ready for production as well as be able to commence custom design build services by  October 15, 2014. For more information regarding our products please visit "Our Products" starting on page 22.

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated revenues as of the date of this prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2014. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Our corporate website is http://www.indoorharvest.com. Nothing on our website is a part of this prospectus.

The terms "Our Company" "we," "us" and "our" as used in this prospectus refer to Indoor Harvest, Corp.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a 'large accelerated filer', as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.'.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.  As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 8,512,388 shares of common stock outstanding.

Selling shareholders are offering up to  2,467,003 shares of common stock.  The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $ 67,158 .  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Statement of Operations:	Six months ended June 30, 2014	Six months ended June 30, 2013
Revenue	$—	$—
Net loss	$203,862	$67,282
Net loss per common share - basic and diluted	$0.03	$0.01

Balance Sheet:	At June 30, 2014	At December 31, 2013 (audited)
Working capital	$220,106	$115,836
Total assets	$391,091	$160,023
Total shares of common stock issued	8,227,388	6,505,381
Weighted average common shares outstanding	7,882,677	5,705,614
Deficit accumulated during the development stage	$(415,659)	$(211,797)
Total stockholder's equity	$380,482	$153,842

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Although we have engaged in operational activities since inception, we have not yet generated operational revenues, meaning that we have an evolving and unpredictable business model and the management of growth and we may never generate operating revenues.

Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth due to future advances in technology, methods or processes by our competitors. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our product offering, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

We have generated no revenues from operations, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of June 30, 2014 we have not generated revenues. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated revenues as of the date of this prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2014. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern. The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders.

There is uncertainty regarding our ability to implement our Plan of Expanded Operations as described above and to grow our business to a greater extent than we can with our existing financial resources, also described above, without additional financing. We have no agreements, commitments or understandings to secure additional financing at this time. Our long-term future growth and success is dependent upon our ability to commence selling our products and services, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to commence selling our products and services, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to fully implement our Plan of Expanded Operations as described above and grow our business to a greater extent than we can with our existing financial resources, also described above.

We may have violated the provisions of Section 5 of the 1933 Act in connection with publicity surrounding our offering during the period the SEC was reviewing this registration statement and may be subject to penalties as a result of any such violation which could adversely affect our offering and our ability to implement our business plan.

A non solicited interview with Mitchell Hagney resulted in an article published on Seedstock, a social venture that fosters the development of robust and sustainable local food systems through consulting services and the use of a variety of tools, including the news and information blog Seedstock (www.Seedstock.com) and live events. The article titled, "Indoor Agriculture Firm Opening Doors to the Public through SEC Filing," written by Mitchell Hagney, shortly after it was published, was made available on our web site on March 25, 2014. The Securities Act of 1933 and related rules and regulations limit publicity about an offering considered an IPO during the time the SEC is reviewing a registration statement. Mr. Hagney contacted us on March 6, 2014 and informed us that he was preparing to write a general article covering public companies involved with indoor agriculture and requested a phone interview. We were advised by the author of this article that he was contacting us based on a news release we published via Businesswire, Facebook and Twitter on March 6, 2014 titled "Indoor Harvest, Corp. Announces Proposed Selling Stockholder Initial Public Offering."  We had had no prior contact with Mr. Hagney or anyone else at Seedstock about writing an article on this subject, and did not solicit Mr. Hagney or anyone else at Seedstock directly or indirectly to write this article. On March 10, 2014 we conducted a 15 minute phone interview with Mr. Hagney. We had no input into the drafting of the final article and were not provided a copy in advance. This article, besides our initial press release announcing that we had filed this registration statement, is the only publicity about the IPO that we are aware of.  These publicity related activities may have violated Section 5 of the Securities Act of 1933. Thus, there is a risk that shareholders may bring rescission or other legal action against the Company, its officer and director for securities law violations which if successful would seriously impact our ability to implement our business plan. We may also be subject to sanctions for such violations, including the suspension of this offering for an undetermined length of time (also known as a "cooling off period") or injunctive or financial penalties, which would seriously impact our ability to commence or continue this offering or to implement our business plan.

Industry Risks

Specialized agricultural equipment is an emerging yet competitive industry and many of our competitors have greater resources that may enable them to compete more effectively.

We will compete with several domestic and international companies that offer a range of products similar to our own or that compete in the same market. Some of our competitors have greater resources than we do, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines, and new, more efficient competitors may enter the market. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Our targeted customer base is diverse and we face a challenge in adequately meeting each group's needs.

Because we will serve multiple types of customers from gardening hobbyists to small-scale produce farmers, we must work constantly to understand the needs, standards and technical requirements of several different customer groups and must devote significant resources to developing products for their interests. If we do not accurately predict our customers' needs and expectations, we may expend valuable resources in developing products that do not achieve broad acceptance across the markets.

Our success depends on adoption of our product by several communities, including agricultural enthusiasts, commercial growers, and horticultural researchers and if these communities do not adopt our products then our revenue will be severely limited.

The major groups to whom we believe our products will appeal may not embrace our products. Acceptance of our product will depend on several factors, including: cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and reliability. If we fail to adequately meet our customers' needs and expectations, our product offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot be sure that our business model will gain wide acceptance among all targeted groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to commence or continue generating revenues could be reduced.

Competing forms of specialized agricultural equipment may be more desirable to consumers or may make our products obsolete.

There are currently several different specialized agricultural equipment technologies being deployed in urban vertical farming operations such as aquaponics, hydroponics and terraponics. Further development of any of these technologies may lead to advancements in vertical farming techniques that will make our product obsolete. Consumers may prefer alternative technologies and products.  We cannot guarantee that aeroponic farming using our aeroponic equipment will continue to grow within the industry as a whole. Any developments that contribute to the obsolescence of our aeroponic systems may substantially impact our business reducing our ability to commence or sustain generating revenues..

Our current or future suppliers and/or component manufacturers could fail to fulfill our orders for our aeroponic system components on a timely basis, which could disrupt our business, increase our costs, and could potentially cause us to lose our market.

We currently depend on three manufacturers in Texas, two in California and one in Florida to produce our aeroponic system components.  We have no written agreement with any of these firms and order from these firms on a purchase order basis only.  These specific suppliers/manufacturers and what they do for us are described in detail in "Business," below.
These suppliers/manufacturers could fail to produce the systems to our specifications or in a workmanlike manner and may not deliver the systems on a timely basis. Our suppliers/manufacturers must also obtain inventories of the necessary parts and tools for production. If our suppliers/manufacturers fail to deliver products when ordered, we may not be able to fulfill customer orders on a timley basis and our reputation could be harmed and revenues reduced.  Any change in manufacturers could disrupt or delay our ability to fulfill orders for our areoponic systems while we search for alternative supply sources, provide specifications, and test initial production, and our business prospects, results of operations and financial condition could be materially and adversely affected.

Damage claims against our products could reduce our sales and revenues.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does not carry product liability insurance.  Any claims for damages related to the products we sell could damage our reputation and reduce our revenues.

If we are unable to protect our proprietary and technology rights our operations will be adversely affected.

Our success will depend in part on our ability to protect our proprietary rights and technologies.  On December 6, 2011, a U.S. federal trademark registration was filed for Indoor Harvest (Serial Number 85488194) and the United States Patent and Trademark Office ("USPTO") granted a first 6 month extension for use on January 5, 2013 and a second extension for use on July 17, 2013 and a third extension for use on January 14, 2014. On May 15, 2013 the Company filed a provisional application for patent on a "modular aeroponic system and related methods" (Serial Number 61/823,330) with the USPTO. In order to obtain our patent, the Company will need to convert its provisional application for patent, into a non-provisional application for patent. On May 15, 2014, the Company converted its provisional patent into a non-provisional patent and recorded an expense of $1,730. We do not currently have a patent, the USPTO will conduct a review our patent application and provide us with comments. We must satisfy all comments before the USPTO will grant us a patent. There is no guarantee that a patent will be granted. While our patent application is under review, we may use the term "patent pending" on all published materials regarding our process applied for patent. We rely on a combination of trademark laws, patent laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights.  However, not all of these measures may apply or may afford only limited protection.  Our failure to adequately protect our proprietary rights may adversely affect our operations.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use trade secrets or other information that we regard as proprietary.  Based on the nature of our business, we may or may not be able to adequately protect our rights through patent, copyright and trademark laws.  Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. In addition, litigation may be necessary in the future to:

•Enforce intellectual property rights;
•Protect our trade secrets;
•Determine the validity and scope of the rights of others; or
•Defend against claims of infringement or invalidity.

Any such litigation could result in substantial costs if we are held to have willfully infringed or to expend significant resources to develop non-infringing technology and would divert the attention of management from the implementation of our business strategy.  Furthermore, the outcome of litigation is inherently difficult to predict and we may not prevail in any litigation in which we become involved.

Disruption to our supply chain of parts needed for constructing our products could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its parts needed for constructing its products from suppliers. However, there is no guarantee that some of the current suppliers may not be able to continue to provide parts needed for constructing our products from our current suppliers.  We have no written agreements with any of our suppliers and order these parts from different manufacturers on a purchase order basis. If the manufactured parts do not meet quality standard, the parts are not accepted by us. This could cause a shortage of those parts in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before we can obtain replacement parts from other suppliers. This could reduce or eliminate our revenues.

Our aeroponic equipment may in the future be purchased by customers who intend to use our equipment to grow cannabis. If the U.S. Federal government changes its current non-enforcement practices and starts enforcing federal law prohibiting the growth or sale of cannabis regardless of the legality of these activities under state laws, we could lose potential future customers for our aeroponic equipment. Strict enforcement of certain state laws may also cause us to lose potential future customers as well.

Although under the federal Controlled Substances Act, growth, sale and possession of cannabis are illegal, the federal government has not started any broad scale enforcement of this law with respect to cannabis.  If the U.S. Federal government changes its current non-enforcement practices and starts enforcing federal law prohibiting the growth or sale of cannabis, regardless of the legality of these activities under state laws, we could lose potential future customers for our aeroponic equipment A permit is necessary to grow cannabis in most states in which the production and sale of cannabis has been legalized.  If states aggressively pursue enforcement of this provision of state laws in states where a permit is required, we could lose potential future customers intending to use our equipment to grow cannabis as they could fear federal prosecution for growing cannabis with our equipment, reducing our future potential revenue.  However, we have not yet commenced selling our products, it is difficult, if not impossible, to forecast the degree of enforcement of these laws or the impact these laws would have on our sales; however strict enforcement of these laws would limit our potential customer base and thus hinder our ability to generate revenues from sales to this potential customer base.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the equipment we intend to sell if such equipment is used by customers who intend to purchase and use our aeroponic equipment to grow cannabis. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our equipment could be used by persons or entities engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, could seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. The Federal aiding and abetting statute provides that anyone who "commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal." 18 U.S.C. §2(a).  If such an action were brought and we were unsuccessful in a defense, we may be forced to cease operations and our investors could lose their entire investment. Regardless of the outcome, however, the federal government merely bringing such an action would have a material negative effect on our business and operations.

Risks Related to Selling Our Products through Our Own Website
The security risks or perceived risks of selling through our own website may discourage users from purchasing through our website.

In order to make sales over the Internet, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of user data. Any breach could cause users to lose confidence in the security of our Website and choose not purchase our products through our website. The Company currently has not launched its web presence to start online sales as of the date of this prospectus.

We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we will use to protect user data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may be liable if third parties misappropriate our users' personal financial information.

If third parties are able to penetrate our network security or otherwise misappropriate our users' personal information, or if we give third parties improper access to our users' personal information, we could be subject to liability. This liability could include claims for impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

System and online security failures could harm our business and operating results.

Our sales and customer service will depend on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. Our Internet host provider does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our servers are also vulnerable to computer viruses, physical, electrical or electronic break-ins and similar disruptions. Any substantial interruptions could result in the loss of data and could completely impair our ability to generate revenues. We do not presently have a full disaster recovery plan in effect to cover the loss of all facilities and equipment. We do have business interruption insurance; however, do intend to utilize redundant data centers around the U.S.

Risks Related to Management and Personnel

We depend heavily on our sole member of senior management, Chad Sykes, and the loss of our sole member of senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our sole founder and CEO Chad Sykes. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees in addition to our current employee, Mr. Sykes, as needed, our business could suffer. Loss of Mr. Sykes' services could significantly deplete our institutional knowledge held by our existing senior management. We depend on the skills and abilities of this key employee in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our sole officer and director, Chad Sykes, has no background in aeroponics, agriculture, engineering or industrial design, or experience selling products which could adversely affect our ability to implement our business plan and commence generating revenues.

Our sole officer and director, Chad Sykes, has no background in aeroponics, agriculture, engineering or industrial design, or experience selling products.  The lack of experience Mr. Sykes' experience in these areas could adversely affect our ability to implement our business plan and commence generating revenues.

We intend to become an SEC reporting company following this offering.  Our management has limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

We will become an SEC reporting company following this offering. Our sole founder and CEO Chad Sykes is responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to the management and the employee as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the Company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

If our stock is ever quoted on an OTC or other stock market, we will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that if we become an SEC reporting company and secure a qualification for quotation for our securities on an OTC Market, our common stock will become a "penny stock", and we will become subject to Rule 15g-9 under the Exchange Act, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 3,888,388 shares of our common stock held by non-affiliates and 4,624,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

We intend that  2,467,003 of our shares currently held by non-affiliates will be registered with the SEC.  However, the remaining non-affiliate shares as well as all of the affiliates' shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on our sole director, who is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of an independent director.  Indeed, we do not have any audit or compensation committee.  The board of directors performs these functions as a whole.  No members of the board of directors are an independent director.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officer, director and majority shareholder is the beneficial owner of approximately 54.32 % of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of December 31, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company's financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company's financial personnel to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

Special Information Regarding Forward Looking Statements

Some of the statements in this Prospectus are "forward-looking statements."  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under "Risk Factors."  The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future developments, other than as required by law.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer and as an issuer of penny stocks.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement.  We have no agreement, written or oral, with our selling shareholders about this price.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our lack of significant revenues

•	our growth potential

•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	Remaining Shares if All Registered Shares Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years

Zhou Ying	546,333	200,000	346,300	6.42%	4.06%
Djimo Serodio	462,552	200,000	262,552	5.43%	3.08%	Advisor/Consultant
Kong Yu Feng	340,000	200,000	140,000	3.99%	1.64%
Jennifer Haney	300,500	200,000	100,500	3.53%	1.18%
Warren Postman	300,000	200,000	100,000	3.52%	1.17%
Michael Williams	184,335	184,335	0	2.17%	0	Attorney
Demeter Capital Group, LP[8]	200,000	100,000	100,000	2.35%	1.17%
James Cordon	150,000	100,000	50,000	1.76%	0.59%
Mathieu Le Pape	99,000	99,000	0	1.16%	0
Jacobo Aguirre	99,000	99,000	0	1.16%	0
Mercedes de Navasques	99,000	99,000	0	1.16%	0
Villiam Caprara	90,000	90,000	0	1.06%	0
Dexter Bayack	80,000	80,000	0	0.94%	0	Media/Consultant
Leslie Bocskor	65,552	65,552	0	0.77%	0	Advisor/Consultant
Pegasus Global Partners, LLC[9]	64,000	64,000	0	0.75%	0
Brian Falther	62,552	62,552	0	0.73%	0	Advisor/Consultant
Maximilian Loessl	62,552	62,552	0	0.73%	0	Advisor/Consultant
William Johnson	62,552	62,552	0	0.73%	0	Advisor/Consultant
Regis Cabaret	50,000	50,000	0	0.59%	0
Paul Makepeace	48,000	48,000	0	0.56%	0
Salvador Galindo Soler	40,000	40,000	0	0.47%	0
Lalande Jean Marie	40,000	40,000	0	0.47%	0
Bruce Heimann	65,000	30,000	35,000	0.76%	0.41%
Johannes Varhelyi	24,867	24,867	0	0.29%	0
Todd Feinstein	23,120	23,120	0	0.27%	0	Attorney
James Regan	20,000	20,000	0	0.23%	0
Emil Svensson	6,673	6,673	0	0.08%	0
Martha Friedrich [2]	2600	2600	0	0.02%	0
Erik Ahl	1,800	1,800	0	0.02%	0
David Gooch	1000	1000	0	0.01%	0
John Huff [3]	2000	2000	0	0.01%	0
Sara Huff [3]	2000	2000	0	0.01%	0
Steven Voebel	800	800	0	0.01%	0
Victoria Noble [4]	1600	1600	0	0.01%	0
Bartholomen Noble [4]	1600	1600	0	0.01%	0
Christina Spangler [5]	1600	1600	0	0.01%	0
Neal Spangler [5]	1600	1600	0	0.01%	0
George Alsop	800	800	0	0.01%	0
Glenn Friedrich [2]	2600	2600	0	0.01%	0
Mikal Hutto	400	400	0	0.00%	0
Deanna Fox	400	400	0	0.00%	0
Grayce Aspin	400	400	0	0.00%	0
Nancy Sykes [6]	800	800	0	0.00%	0
James Sykes [6]	800	800	0	0.00%	0
Franz Hill [7]	400	400	0	0.00%	0
Sarah Hill [7]	400	400	0	0.00%	0
George Alsop Jr.	400	400	0	0.00%	0
Ruth Haney	400	400	0	0.00%	0

[1]	Assuming sale of all shares registered hereunder.

The following family relationships constituting joint beneficial ownership exist between our Selling Shareholders:

[2]
Martha Friedrich and  Glenn Friedrich, whom are husband and wife, have joint beneficial ownership. Mrs. Friedrich owns 2,000 shares and Mr. Friedrich owns 600 shares, together they are both deemed to be the owner of the aggregate of 2,600 shares

[3]
John Huff and Sara Huff , whom are husband and wife, have joint beneficial ownership. Mr. Huff owns 1,000 shares and Mrs. Huff owns 1,000 shares, together they are both deemed to be the owner of the aggregate of 2,000 shares

[4]
Victoria Noble and Bartholomen Noble, whom are husband and wife, have joint beneficial ownership. Mrs. Noble owns 800 shares and Mr. Noble owns 800 shares, together they are both deemed to be the owner of the aggregate of 1,600 shares.

[5]
Christina Spangler and Neal Spangler, whom are husband and wife, have joint beneficial ownership. Mrs. Spangler owns 800 shares and Mr. Spangler owns 800 shares, together they are both deemed to be the owner of the aggregate of 1,600 shares.

[6]
Nancy Sykes and  James Sykes, whom are husband and wife, have joint beneficial ownership. Mrs. Sykes owns 400 shares and Mr. Sykes owns 400 shares, together they are both deemed to be the owner of the aggregate of 800 shares.

[7]
Franz Hill and Sarah Hill, whom are husband and wife, have joint beneficial ownership. Mr. Hill owns 400 shares and Mrs. Hill owns 400 shares, together they are both deemed to be the owner of the aggregate of 800 shares.

The following represent the voting control over shares owned by selling shareholders who are not natural persons:

[8]
Demeter Capital Group, LP is wholly owned by Poseidon Asset Management, LLC, which is controlled 50% by Emily Paxhia and 50% by Morgan Paxhia and are the only natural persons with voting and investment control over the shares owned  by the selling shareholders  Demeter Capital Group, LP.

[9]
Pegasus Global Partners, LLC is controlled 50% by Carol Porter and 50% by Peter Grossman and are the only natural persons with voting and investment control over the shares owned  by the selling shareholders  Pegasus Global Partners,

Share Issuances

The transactions pursuant to which the shares covered by the registration statement were originally issued, the total consideration received by the Company are as follows:

On March 7, 2013, the Company issued a total of 300,500 shares to Jennifer Haney, our initial investor, at $0.05 per share for cash totaling $15,025, whom is a Selling Shareholder in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $ 10,000 .

From March 18 through May 8, 2013, the Company issued a total of 906,673 shares to 1 U.S. and 5 NON US Citizens or Residents for cash at $0.15 per share for cash totaling $136,013. 1 U.S. and 4 NON US Citizens are Selling Shareholders in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $92,963.

In July of 2013, the Company entered into a written website development agreement for a total cost of $2,500 and common stock valued at $20,000 based on the cash sale price for shares of common stock in the Company's recent private placements which totaled 80,000 shares. All securities which we are obligated to issue under this agreement have been issued and were issued with a restrictive legend. We received only services which we valued at $20,000 in this transaction.

From September 9, 2013 through February 20, 2014, the Company issued a total of  1,793,000 shares to 27 U.S. and 10 NON US Citizens or Residents for cash at $0.25 per share for cash totaling $448,250. 27 U.S. and 10 NON US Citizens are Selling Shareholders in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $448,250.

On December of 2013, the Company entered into four written advisory agreements with William Johnson, Maximilian Loessl, Brian Falther and Djimo Serodio ("the advisors"). The  advisors agreed to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings, to providing feedback on Company strategy, to making industry introductions and assisting in locating potential acquisitions or business opportunities.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and valued the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share for aggregate consideration of $62,552. None of these advisers duties involved participation in the offer and sale of the Company's securities, and none of this compensation relates directly or indirectly to the success or lack of success in the Company's fund raising activities. All securities which we are obligated to issue under these agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at an aggregate total of $62,552, or $15,638 per individual advisor.

On January 13, of 2014, the Company entered into one written advisory agreement with Leslie Bocskor ("the advisor"). The  advisor agreed to act as mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings, to providing feedback on Company strategy, to making industry introductions and assisting in locating potential acquisitions or business opportunities.  The Company issued 65,552 common shares in connection with this agreement and valued the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share for aggregate consideration of $16,388. None of the advisors duties involved participation in the offer and sale of the Company's securities, and none of this compensation relates directly or indirectly to the success or lack of success in the Company's fund raising activities. All securities which we are obligated to issue under this agreement have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at $16,388 in this transaction.

On January 26, 2014, the Company issued 207,475 shares of Common stock to Michael Williams and Todd Feinstein, who at the date of issuance, worked for Williams Securities Law Firm, P.A., the law firm representing us in this registration statement and prior securities related activities.  All securities which we are obligated to issue under our agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at $51,869 in this transaction.

We conducted an additional offering under Section 4(2) of the 1933 Act from August 6 - August 13, 2014 to four individuals who were investors prior to the filing of the registration statement and have been listed as selling shareholders in our original registration statement filed on Form S-1 on March 5, 2014 and in all subsequent amendments thereto. In this placement, we sold an additional 285,000 shares at a price of $0.50 raising an additional aggregate $142,500 from these four existing investors. No persons other than these individuals who were investors prior to the filing of the registration statement were solicited in this offering and the aggregate number of investors in our company remains unchanged.

No persons acquiring the shares covered by this registration statement had any rights attached to the shares purchased by the selling shareholders, including rights such as registration rights.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.  We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption". This manual exemption permits a security to be distributed in a particular state without being registered if the Company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

Selling shareholders are offering up to  2,467,003 shares of common stock. The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.  There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement. Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

 OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application, on Form 211, on our behalf in order to make a market for our common stock. As of the date of this prospectus, Glendale Securities, Inc, ("Glendale"), had submitted a Form 211 application to FINRA on our behalf and had received a first round comment letter from FINRA on April 14, 2014.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.  Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officer annually. Our sole director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our sole officer also shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal.  Our director and executive officer is as follows:

Name	Age	Position
Chad Sykes	40	CEO, President, Secretary, and Director

Mr. Chad Sykes is the sole founder and CEO of Indoor Harvest, Corp. He designed and developed the Company's modular aeroponic system and has been responsible for all R&D since inception. Prior to founding Indoor Harvest, Mr. Sykes operated a boutique investor and public relations consulting firm. For the past five years, Mr. Sykes has helped generate market awareness and investor relation programs for six publicly traded small and micro cap companies in the manufacturing, healthcare, oil & gas and agricultural industries.

Prior to 2007, Mr. Sykes served in the U.S. Army. During his 5-year enlistment he served two combat tours to Iraq during OIF1 and OIF3. Serving as a M1A1 Abrahams Tank Crewman in OIF1 and then later serving at the Brigade level for S4 logistics operations during OIF3.

Before joining the U.S. Army, Mr. Sykes worked in the mechanical trades construction industry for 10 years. Mr. Sykes was a member of Plumbers Local Union 68, he previously managed projects for Gowan, Inc., Har-Con Mechanical, Letsos Company and MLN Company. He held positions as a medical gas endorsed journeyman plumber, plumbing superintendent and project manager. His primary industry focus was medical gas systems, process piping and control systems.    As a member of the board, Mr. Sykes contributes his knowledge of the Company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Mr. Sykes, our sole founder and CEO, will devote his full time to our business.

Legal Proceedings

Our sole officer and director has not been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our director, and our executive officer and director as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 5300A East Freeway, Houston, Texas 77020.

Name	Number of Shares of Common stock	Percentage
Chad Sykes [1]	4,624,000	54.32%

Zhou Ying	546,333	6.42%
Djimo Serodio	462,552	5.43%

[1] All executive officer and director as a group [1 persons]	4,624,000	54.32%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 8,512,388 shares of common stock outstanding as of  September 17 , 2014.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $.001 par value per share. As of the date of this registration statement, there were 8,512,388 of common stock issued and outstanding held by 50 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception to December 31, 2013 included in this prospectus have been audited by L.L Bradford & Company, LLC. our independent registered  public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida which owns an aggregate of 207,455 shares. Michael T. Williams, principal of Williams Securities Law Firm, P.A., owns 184,335 shares of our common stock, of which 184,335 shares are being registered in this offering and 23,120 shares, of which 23,120 shares are being registered in this offering by Todd Feinstein, a former associate of the law firm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Certain provisions of Texas Law, allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Neither our Certificate of Formation nor or Bylaws provide specifically for indemnification of officers or directors, and as such we may only provide such indemnification as is provided for in Texas Law.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Indoor Harvest Corp., or the "Company," is a Texas corporation formed on November 23, 2011. Our principal executive office is located at 5300A East Freeway Houston, Texas 77020.

Business

Indoor Harvest, Corp., through its brand name Indoor Harvest™ is a development stage company that seeks to become an equipment design, developer, marketer and direct-seller of commercial grade aeroponic fixtures and supporting systems for use in urban controlled environment agriculture ("CEA") and Building Integrated Agriculture ("BIA").

CEA is the process of manipulating any agricultural technology to allow the farmer an ability to manipulate a crop's environment to desired conditions. technologies include greenhouse production, hydroponics, aquaculture, aquaponics and aeroponics. Controlled variables may include temperature, lighting, humidity, pH and nutrient analysis.

BIA is the process of locating CEA methods on, or in, mixed use buildings to provide synergy with the buildings infrastructure and the agriculture process. Earliest examples of BIA include the use of hydroponics, aeroponics and aquaponics, where waste heat is captured through the buildings existing heating, ventilation and air conditioning system as well as the combined use of solar, rainwater collection and evaporative systems. Current operating examples include such buildings as Eli Zabar's rooftop greenhouse, The Sun Works Center for Environmental Studies, Gotham Greens, Sky Vegetables, Top Sprouts, Cityscape Farms, Dongtan, Masdar City, AeroFarms, Solar 2, Lufa Farms, BrightFarms, FarmedHere, Green Sense Farms and Big Box Farms.  The term building-integrated agriculture was coined by Dr. Ted Caplow in a paper delivered at the 2007 Passive and Low Energy Cooling Conference in Crete, Greece.

Aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium (known as geoponics). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium.  Because water is used in aerponics to transmit nutrients, it is sometimes considered a type of hydroponics.

Our fixtures and patent pending system design are based upon a modular concept in which primary components are interchangeable providing a level of customization we believe based upon our knowledge of the industry is not currently offered by other aeroponic system manufactures.  We are developing our aeroponic fixtures and systems for use by both horticulture enthusiasts and commercial operators who seek to utilize aeroponic vertical farming methods within a controlled indoor environment.

Our products are designed for the production of aeroponic leafy greens, micro-greens, fruiting plants and herbs. Our products and systems can also be adapted for a variety of other uses such as horticulture research, medicinal plant production, pharmaceutical plant production, plant cloning and hardwood propagation.

Our Products

There are currently several different growing technologies being deployed in urban vertical farming operations. The most common of these technologies include; nutrient film technology, ebb and flow systems, drip irrigation, water culture systems, aquaponic raft systems and aeroponic systems. Our company has chosen to focus on the development of aeroponic fixtures and supporting systems for the urban vertical farming industry. Aeroponics is a method of growing plants in a sealed environment by suspending plant roots in an automated atomized liquid nutrient environment.

The aeroponic environment being free from pests and disease, plants grow healthier and more quickly than plants grown in a medium. CEA and BIA advances plant development, health, growth, flowering and fruiting for any given plant species and cultivars. There are two types of aeroponics commonly used and they are described as follows:

Low Pressure Aeroponics ("LPA") - LPA systems utilize high volume, low-pressure pumps and low pressure misting, or spray nozzles. Low-pressure nozzles require large orifices to disperse the nutrient solution resulting in increased water usage. Due to the large amount of water used, the majority of LPA systems recirculate the nutrient solution to minimize water and fertilizer usage.

High Pressure Aeroponics ("HPA") - HPA systems utilize a low volume, high-pressure pump and high pressure misting, or fog nozzles. The higher pressures when used with an appropriate nozzle create an atomized mist or fog. Unlike LPA designs, HPA can utilize drain to waste configurations for easier operation due to minimal water usage. Average nutrient solution particle size is 50-80 microns.

The Indoor Harvest™  patent pending "Modular Aeroponic System and Related Methods"

The Indoor Harvest™ Modular Aeroponic System is based around seven primary fixture components. These fixtures consist of an Aeroponic Growth Tray, Aeroponic Growth Lid, Aeroponic Spray Manifold, Aeroponic Pressure Manifold, Nutrient Delivery System, Recirculating System and Lift Station. The individual fixtures are combined to create a variety of aeroponic system configurations and allow for modular system construction. As of August 2013, the Company had completed three prototype system tests. The chart below briefly describes the development status of our seven primary fixture components.

Fixture Component	Development Stage	Planned Future Development
Aeroponic Growth Tray [manufactured from durable FDA approved food grade high-density polyethylene]	Ready for Production	Tooling for additional sizes
Aeroponic Growth Lid	Ready for Production	Tooling for additional sizes
Aeroponic Spray Manifold	Ready for Production	None planned
Aeroponic Pressure Manifold	Ready for Production	Specific application development needed for additional sizes
Nutrient Delivery System	Ready for Production	Specific application development needed for additional sizes
Recirculating System	Ready for Production	None Planned
Lift Station	Ready for Production	None Planned

The following is a description of our seven primary fixture categories:

Aeroponic Growth Tray ("AGT")

The AGT is the base component of the Indoor Harvest™ modular design. Plant roots are suspended inside the AGT, which is then filled with an atomized mist or nutrient solution spray. The trays are manufactured from durable FDA approved food grade high-density polyethylene ("HDPE"). The trays can be used for LPA and HPA configurations. The tray comes with bulkhead connections for both the spray and pressure manifolds as well as a drain for nutrient run-off. We have completed our product development and tooling in order to  provide our HDPE trays in sizes of 48"X96"X12" and 48"X96"X24". We intend to expand our AGT offering by expanding our tooling to include additional custom sizes and add the ability to manufacture our trays using Acrylonitrile Butadiene Styrene ("ABS") plastic in the second quarter of 2014.

Aeroponic Growth Lid ("AGL")

The AGL is used together with the AGT to form a sealed environment for aeroponics. The lids come in a variety of styles depending on the product being grown. The lids are designed to accept a variety of standard net pot sizes and grow mat mediums. The AGL is the primary plant support system. We intend to expand our tooling to manufacture additional sizes to compliment our AGT offerings.

Aeroponic Spray Manifold ("ASM")

The ASM is a piping manifold that mounts inside the AGT via bulkhead fittings and provides the delivery of nutrients to the root zone. The ASM comes in a number of configurations depending on the type of aeroponics being used, the product being grown and the type of AGL and AGT used. We manufacture our ASM in either Polyvinyl chloride ("PVC") plastic or stainless steel  depending on client needs. We are capable of manufacturing any size ASM in-house to meet client needs.

Aeroponic Pressure Manifold ("APM")

The APM consists of the system pump, accumulator and solenoid valve. The APM is responsible for providing a supply of nutrient solution to the ASM. The type of APM used is dependent upon the type of aeroponics being used. LPA configurations do not utilize an APM but instead the ASM is connected to a recirculating reservoir with an internal pump. We have completed our initial product development for use with our current AGT sizes, however we will need to develop additional models for use in other sized applications.

 Nutrient Delivery System ("NDS")

The NDS is used to provide nutrient solution to the aeroponic system through the APM or an attached recirculating system. Multiple trays can be linked to a single NDS eliminating the need for individual reservoirs. The NDS is designed to filter incoming water using reverse osmosis ("R/O") and then automatically mix up to six different liquid nutrient fertilizers to a specified mixture. The system can be optionally set up to  chill and recirculate nutrient solution in a closed loop system. The use of a R/O system within an aeroponic system can significantly reduce the potential for maintenance issues such as the clogging of nozzles, solenoids and pumps by filtering incoming system water to below 20 parts per million. Both inline and drop in chillers can also be added to an aeroponic system to chill the nutrient solution thereby increasing dissolved oxygen content of the nutrients and lowering the temperature of a plants root zone. Higher dissolved oxygen and cooler root temperatures promote faster plant growth. We have completed our initial product development for use with up to 100 AGT's, however we will need to develop additional models for use in other sized applications.

Recirculating System ("RS")

The RS system is used when it is desired to recycle the nutrient run-off from the system. The RS consists of a collection tank and pump. The collected run off is then pumped back to the NDS for re-use when using multiple trays or is pumped directly to the ASM when using a single fixture.

Lift Station ("LS")

The LS is used to remove waste from the aeroponic system when a drain is not readily accessible nearby. The LS collects waste and then pumps it to a different location.

Since our inception in 2011, we have been innovating, simplifying, and integrating our proprietary patent pending technologies and inventions into a family of modular aeroponic system components.

Indoor Harvest™ Support Systems for Aeroponics

In addition to our line of aeroponic system fixtures, we also intend to offer private labeled supporting systems for large commercial installations for CEA and BIA farming. These include both wall mount and frame mount reverse osmosis ("R/O") systems ranging in size from 250 gallons per day to over 19,000 gallons per day from Applied Membranes, Inc.. We also intend to offer private labeled inline and drop in chillers ranging from 1/5 HP to 1/2 HP from Trade Wind Chillers.

The use of a R/O system within an aeroponic system can dramatically reduce the potential for maintenance issues such as the clogging of nozzles, solenoids and pumps by filtering incoming system water to below 20 parts per million. Both inline and drop in chillers can also be added to an aeroponic system to chill the nutrient solution thereby increasing dissolved oxygen content of the nutrients and lowering the temperature of a plants root zone. Higher dissolved oxygen and cooler root temperatures promote faster plant growth.

Operational Activities

Since our inception, we have engaged in the following significant operational activities:

On November 26, 2011, we began construction of a facility to conduct research and development in order to provide proof of concept on our prototype fixture designs. Construction was completed in June 2012. Our CEO and sole Founder, Chad Sykes, provided space within his garage, at his personal residence at 14830 Forest Lodge Dr, Houston Texas 77070, at no charge to the Company, which was renovated to provide a controlled environment for R&D and prototyping of our aeroponic system designs. The Company recorded $8,475 in renovation improvements, which included electrical, plumbing and partition walls to support R&D and expensed this amount under R&D as the improvements were temporary in nature. These transactions were considered temporary in nature as the facility being built was a temporary location until the Company would be able to lease commercial space and expand subsequent to the raising of funds.  Once the Company raised additional funds, a lease was entered into and the garage build out was no longer being used for business operations.  Our CEO and sole Founder, Chad Sykes, has demolished the previous construction, and returned the garage to its original state, at no charge to the Company.

For the period of our inception to June 14, 2014, $31,897, or 8% of our total operational costs, were incurred for research and development expenses towards the development of our aeroponic fixture designs. See Research and Development below for additional information.

On January 11, 2012, we acquired the domain name indoorharvest.com from the original domain name registrant for $2,000 cash and recorded it as an indefinite-lived intangible asset. We also registered the domain name aerofarmer.com for future use.

As of June 30, 2014, we capitalized $14,827 in tooling equipment for our product line. Tooling equipment includes two molds for our Aeroponic Growth Tray ("AGT") fixtures and one mold for our Aeroponic Growth Lid ("AGL") fixtures and two 4X2 thermoforming molds.

On September 18, 2013, the Company entered into a material transfer agreement with the Massachusetts Institute of Technology's Media Lab ("MIT Media Lab") to provide aeroponic system components and fixtures to be used for the purpose of developing a wall facade aeroponic system as part of MIT Media Lab's Changing Places research. The project, MITCityFarm, will focus on urban mobility networks, decentralized energy infrastructure and transformable housing units to advance urban agricultural systems. Indoor Harvest, Corp. will be responsible for providing technical assistance and materials as a "Technical Systems Adviser" to the MITCityFarm project.  This is a demonstration project only.  The equipment may only be used for education or not for profit purposes.  The Agreement provides that we are providing our equipment at no cost.

On February 20, 2014, we entered into a 62 month lease with Daniel R. Davis, commencing on March 1, 2014 through April 30, 2019, for a total of 10,000 sqft. of warehouse and office space located at 5300A East Freeway, Houston, Texas 77020. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

On March 1, 2014, we relocated our equipment to this leased space and ceased operations at our original research and development facility.

As of July 15, 2014, the Company had purchased $114,786 in manufacturing equipment in order to develop in-house manufacturing for its products. These purchases included a Bel-O-Vac Model BV E Class 72"X120" heavy gauge vacuum former, welding equipment and fabrication tools, a commercial powder coating system, table and panel saws, plastic fabrication, a cold saw, and a 5,000 lbs Fork Lift.

On July 3, 2014, the Company entered into a presentation and design agreement with Curran & Connors for the development of presentations for the Company. Total anticipated cost of $5,500 with a one-third due upon acceptance, one-third due upon design approval and remainder due 10 days after the project has been completed.  No significant work has been done for us under this Agreement as of the date of this filing.  We do not anticipate any significant work will be done and an acceptable presentation sent to us, which will trigger our first payment requirement under the Agreement, until several weeks or possibly longer after this Registration Statement is filed.
We currently depend on six firms from or with which we have supply arrangements with and/or with which we private label, distribute and purchase from these six firms, respectively, on a purchase order basis, three in Texas, two in California and one in Florida to produce, our aeroponic system components. We have only verbal agreements with suppliers and purchase our products on a purchase order basis from the suppliers, but we believe we could easily find alternative suppliers for each of these suppliers and/or users of our tooling, even for those such as Freeman which is located a significant distance from our offices, at no significant increase in price and with no or no significant interruption in our production process.  These firms and what they do for us are as follows:

•
Freeman Engineered Products, located in Burnet Texas, currently provides us with our high-density polyethylene ("HDPE") products using tooling that we own. Although they are holding our tooling at no charge to us, we are free to remove our tooling to another location or to another rotational molding company at any time. This could be made more difficult because one of our suppliers, Freedman Engineered Products both holds our tooling and is located a significant distance from our office. Accordingly, we might experience some production logistic products if we had to remove our tooling to another location or to another rotational molding company at any time, but as described below do not believe the effect would be significant.

•	Accufab, located in Tomball Texas, provides us with metal fabrication of our framing systems.

•
Hort Americas, located in Euless Texas, provides us with LED lighting systems. We have a verbal agreement with Hort Americas to provide us with wholesale pricing and to be listed as a "vendor partner" on our website.

•
Applied Membranes, located in Vista California, provides us with our reverse osmosis ("R/O") products. We have a verbal agreement with Applied Membranes to provide us with private label components and to be listed as a "vendor partner" on our website.

•
Dosatron, located in Clearwater Florida, provides us with water injection technologies. We have a verbal agreement with Dosatron to use their products in our systems, act as a distributor and be listed on our web site as a "vendor partner".

•	We have a verbal agreement from Trade Wind Chillers in Escondido California to provide private labeled chillers ranging in size from 1/5 HP through 1/2 HP.

We have no formal written agreements with any of these six companies.

Any change in suppliers/manufacturers or problems with our existing suppliers/manufacturers could disrupt or delay our ability to fulfill orders for our areoponic systems while we search for alternative supply sources, provide specifications, and test initial production.  However, based upon management's knowledge of the industry, we believe we could locate alternative firms without any significant difficulty or increase in prices, even with firms such as Freeman which is located a significant distance from our office.  If we needed to change suppliers/manufacturers and there were to occur any significant time delay in locating alternative firms, which we do not currently anticipate, our business prospects, results of operations and financial condition could be materially and adversely affected.

The company has engaged in significant research and development activities as described below.

Research and Development

On September 14, 2012, the company began research and development on its prototype designs. The Company has incurred $31,897 in research and development expenses for the period from inception to June 30, 2014. Chad Sykes, our sole Founder and CEO, was responsible for the development of our prototype designs and providing the space required to complete our proof of concept prototyping which was done   within his garage, at his personal residence at 14830 Forest Lodge Dr, Houston Texas 77070, at no charge to the Company, which was renovated to provide a controlled environment for R&D and prototyping of our aeroponic system designs.

From September 18, 2012 through October 31, 2012, we completed an initial prototype system test by growing 110 basil plants. The test resulted in an average 1.7 lbs of basil per square foot in 30 days using under 2 gallons of water per plant drain to waste. Upon completion of the test, we made design changes to our lid system and nutrient dispensing system prototypes.

From March 8, 2013 through April 8, 2013, we completed a second prototype system test by growing 110 heads of leafy lettuce to include three types of lettuce, bibb lettuce, buttercrunch lettuce and romaine lettuce.  The test resulted in an average head weight of 1/4 lbs in 28 days and water use of under 3 gallons per head drain to waste. Upon completion of the test, we made design changes to our lighting system, updated the framing system and put two prototype grow trays into vertical operation.

From July 13, 2013 through August 22, 2013, we completed a third prototype system test by growing 220 heads of leafy lettuce to include four types of lettuce, bibb lettuce, buttercrunch lettuce, romaine lettuce and ruby red lettuce. The test resulted in average head weight of 1/4 lbs in 30 days and 1/2 lbs in 40 days. During this period the Company also conducted research and development of lighting and controls, comparing the performance of LED lighting and T5 fluorescent lighting. Also during this period the Company tested its second nutrient dispensing prototype running two vertically stacked grow trays simultaneously.

Plan Of Expanded Operations

Our plan of expanded operations for the next 12 months, assuming we secure the necessary funding, are set forth in "Plan of Operations" below. The company's long-term strategy is to direct sale, license and franchise their patented technologies and methods.

Potential Customers

We believe, based on our own formal and informal research that our products appeal to three distinct markets. Those markets include horticulture enthusiasts, commercial growers and horticulture researchers who are currently using areoponics or other indoor growing technologies. We intend to market our products to these markets simultaneously. The following is a description of these markets.

Horticulture Enthusiast - The horticulture enthusiast consists of hobbyists, gardeners and those individuals seeking to utilize advanced horticulture technologies to grow at home, indoors in urban city environments where land availability is limited. We believe that our indoor aeroponic products offer both expert and novice horticulture enthusiasts several major benefits not readily available through traditional gardening methods. The Indoor Harvest™ system provides the user the ability to aeroponically grow fresh herbs, leafy greens, micro-greens, vegetables and medicinal plants year-round, regardless of seasonal weather conditions.

Commercial Growers - Commercial agriculture is beginning to migrate to CEA and BIA. We believe that our aeroponic products provide an affordable vertical farming solution for urban commercial growers who produce for local restaurants, hotels, wholesale and retail markets. Our systems can also be used in re-forestation projects or other revitalization projects through the system's ability to clone and propagate a variety of plant cuttings and hardwood cuttings.

Horticulture Research - The modular nature of our system design allows for numerous configurations from the same system. Our platform provides a variety of aeroponic delivery methods and plant support structures from the same system. This provides maximum flexibility to researchers who are experimenting with different plant species and are attempting to keep costs down.

We currently have not begun sales, we have also not decided whether we intend to enter into the cannabis market or develop products specifically for cannabis. Cannabis has the potential to be a large market for our equipment, but the legal uncertainties will prevent us from directly entering that market until such time as the legal issues are clearer.   See "Government Regulation and Certification," below.

Design Build and Management Services

In addition to selling aeroponic systems, in the future we also expect to offer design build services to commercial operators who are seeking consulting, custom equipment design, and project management of CEA and BIA construction projects. The company will act as a general contractor by providing project management in connection with the sub-contracted work of mechanical, electrical and general construction contractors who will install our fixtures for client companies.  The company will identify sub-contractors based on project location and responses to solicitations for bid on projects the company will manage. We currently have no contracts, agreements or commitments for any subcontractors.

Marketing

The company intends to offer its products to retail markets through distributors or retailers as well as offering direct commercial sales from our website.  As of the date of this filing, we have one oral or written agreements with distributors or retailers.

We are currently developing our marketing plan, which may include some or all of the following marketing methods:

Direct Mail - The use of direct mail allows us to reach a wide audience within a targeted market. A direct mail campaign may consist of a letter of introduction and a brochure featuring the products and services provided by the Company.

Internet Marketing - The Company intends to utilize social networks such as YouTube and Facebook as well as reaching out to industry bloggers and news sites in order to reach potential customers. The company can also sponsor, or advertise with hydroponic and other related horticulture online forums, social networks and online magazines. The Company, in the future, plans to offer its products for sale via the internet. The Company has not launched its online sales as of the date of this prospectus.

The company intends to launch a social media network under the domain name aerofarmer.com. The company intends to host forums, articles and blogs related specifically to aeroponic indoor farming while also offering a retail sales point for its products and services.

Trade Shows and Special Events - The Company intends to participate in industry trade shows and events in order to create market awareness for its brand of aeroponic fixtures and systems.

We intend to market our products to customers desiring to grow all varieties of agricultural products. We do not intend to exclude the growers of any agricultural products, including cannabis, from our marketing efforts, although it is not our current intention to have a primary focus of our marketing efforts to the growers of cannabis. As of the date of this prospectus, we have not developed fixtures specifically for cannabis production. However our fixtures can be adapted for use by cannabis growers. In the future we may develop fixtures, or be contracted to design systems, specifically for cannabis production, but as of the date of this prospectus we have not begun such development.  Due to two factors: (1) the uncertain legal status of the growth, sale and use of cannabis due to conflicting laws under which what is illegal federally is to varying extents legal under certain state laws to the contrary [and even greater uncertainty as to what would constitute ancillary illegal activities such as aiding or abetting if any such direct actions are deemed illegal; and even if direct illegality laws were enforced, whether any ancillary related laws such as aiding and abetting would, if ever, be enforced] and (2) the fact that we have not started selling products and as such cannot say with certainty what our biggest market will be, it is not unreasonable, but is not certain to assume that the cannabis industry will become the biggest market for the type of equipment (aeroponics) that we manufacture. Again due to the uncertainties, due to the two factors cited above, it is also not unreasonable, but not certain, to assume that if the cannabis industry were to become fully legal under both federal and state law, then this industry may well be where the most advances in technology related to our products could come from. Even our current marketing efforts reflect these uncertainties as, for example, although we are members of the National Cannabis Industry Association, as part of our broader-based marketing efforts, we are also currently members of the Association of Vertical Farming, a non-cannabis organization, focused on food production, and are collaborating with the Massachusetts Institute of Technology's Media Lab project on advancing agricultural food technology under the MITCityFarm project, as well. Finally, again due to the uncertainties, due to the two factors cited above, it is also not unreasonable but not certain to assume that we may develop fixtures, or be contracted to design systems specifically for cannabis production, but as of the date of this prospectus, we have not begun such development and may never commence such development due to the uncertainties described above.

Our Competition and Our Market Position

There are three main manufacturers that currently manufacture high pressure aeroponic systems. They are Agrihouse™, Aerofarms™ and Blue Sphere Industries™. These companies are currently engaged in the manufacture and sales of commercial aeroponic vertical farming systems. These systems can only be used in a single mode with high pressure aeroponics and offer limited sizing options.  Our system is capable of operating in dual modes, both LPA and HPA, and our AGT fixture is available in optional sizes that our competitors currently do not offer.

There are also companies such as general Hydroponics® and Botanicare® that manufacture aeroponic growing systems for the hobbyist. These systems are only available in low pressure aeroponics and require individual reservoirs. They also are offered in limited sizes and are not designed for vertical operation.  These systems only provide a single mode of operation.

Our fixture based aeroponic system is designed to operate under both low pressure or LPA and high pressure or HPA configurations, as described in "Business - Our Products," above, we also offer custom sized applications and our systems can operate both drain to waste and recirculating.

We will be a small competitor in the industry. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.
We believe based upon management's knowledge of the industry that we are the first company to develop and offer a fixture based commercial aeroponic system. Instead of relying on a complete engineered system, we have developed aeroponic fixtures that can be used in whole, or in part, to create a modular vertical farming system of any scale, or size. By breaking our aeroponic system down into individual, independent fixtures, we offer a level of custom ability that currently is not offered by our competitors.

Our fixtures can be used individually, or incorporated into do-it-yourself designed systems that many smaller commercial operators chose to build. This allows us to not only compete for sales to commercial growers who are developing their own systems, but also with growers who are looking for a complete system. We believe this will allow us to increases our market share and allows us to benefit from both commercial and retail sales. We believe that our approach can help create standardization for CEA and BIA aeroponic operations.

Manufacturing and Operations

We will source our products and accessories from third party manufacturing companies that manufacture products in part using tooling we own, in accordance with our specifications, and subject to our patent pending intellectual property rights, until we are capable of manufacturing these products in-house.

We currently depend on three manufacturers in Texas, two in California and one in Florida to produce our aeroponic system components.

Freeman Engineered Products, located in Burnet Texas, currently provides us rotational molding of our high-density polyethylene ("HDPE") products using tooling that we own. Accufab, located in Tomball Texas, provides us with metal fabrication of our framing systems. Hort Americas, located in Euless Texas, provides us with LED lighting systems. We have a verbal agreement with Hort Americas to provide us with wholesale pricing and to be listed as a "vendor partner" on our website. Applied Membranes, located in Vista California, provides us with our reverse osmosis ("R/O") products. We have a verbal agreement with Applied Membranes to provide us with private label components and to be listed as a "vendor partner" on our website. Dosatron, located in Clearwater Florida, provides us with water injection technologies. We have a verbal agreement with Dosatron to use their products in our systems, act as a distributor and be listed on our web site as a "vendor partner". We have a verbal agreement from Trade Wind Chillers in Escondido California to provide private labeled chillers ranging in size from 1/5 HP through 1/2 HP. We have no formal written agreements with any of these six companies. We private label, distribute and purchase from these six firms, respectively, on a purchase order basis.
We currently have the capacity to obtain parts and assemble, sell and ship in any one month period the following products in the following amounts for each in any given month based upon our current tooling:

Product Line	Sizes	Units per Month
HDPE Aeroponic Growth Tray "AGT"	48X96X12	500
	48X96X24	500
Aeroponic Growth Lid "AGL"	any	500
Aeroponic Spray Manifold "ASM"	any	4,000
Aeroponic Pressure Manifold "APM"	n/a	500
Nutrient Delivery System "NDS"	n/a	25
Recirculating System	n/a	500
Lift Station	n/a	50

We currently own tooling to produce our AGT line made from HDPE in 48"X96"X12" and 48"X96"X24" sizes through a process known as rotational molding. We also own tooling to produce thermoformed molds in 24"X48" for ABS plastic. We currently out-source our rotational molding to Freeman Engineered Products. In the future, if and when we obtain sufficient funding, we anticipate in the future spending approximately $25,000 towards additional tooling which will allow us to add the following sizes to our portfolio: 48"X48"X12", 48"X48"X24", 24"X48"X12" and 24"X48"X24." We currently do not have the funds for this tooling, but will budget $25,000 for additional tooling when we have the available funds.

As of July 15, 2014, the Company had purchased $114,786 in manufacturing equipment in order to develop in-house manufacturing for some of its products. These purchases included a Bel-O-Vac Model BV E Class 72"X120" heavy gauge vacuum former, welding equipment and fabrication tools, a commercial powder coating system, table and panel saws, plastic fabrication tools, a cold saw, and a 5,000 lbs Fork Lift. We expect to have our equipment in operation by  October 15, 2014. Once in operation we will be able to manufacture our AGT's from ABS plastic and provide a cheaper alternative to our current HDPE product offerings, as well as manufacturing our metal products in-house as opposed to relying on third party manufacturing companies. We budgeted $150,000 on March 1, 2014 to complete this tooling and have $35,214 remaining as of July 15, 2014, which we expect will be sufficient to place this equipment in operation by  October  15, 2014.

Our products will be combined and assembled based on customer requirements by us at our current location. We currently have one member of management and two salaried shop employees. We intend to hire temporary contract labor to assemble our products based on client demand. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having additional salaried employees. In order to substantially grow our revenue base we will require additional personnel. These personnel will be added when funds are available.  The company utilizes American manufacturing where possible. We have no contracts with any manufacturing firms; we anticipate our products will be manufactured as needed and based on demand.

We do not need any further internal funding to get parts produced each month in the amount set forth above.  This is because we will not order these parts needed to begin the assembly of our product until we have received a purchase order from a client which has been paid in full.  Only then will we submit purchase orders to these suppliers, using the money that our customer has already paid for the product to pay these parts suppliers/manufacturers.  The capacity limits are those of our suppliers/manufacturers, not of ours.  So if we have more orders that these supplier/manufactures can supply parts and/or complete third party manufacturing in any month, we will advise our client of a delay in the delivery time.  We intend to offer our products through distributors and retailers, as disclosed above, while beginning assembly of our products only upon having received full payment for those products as follows: We intend only to drop ship products directly to a customer if ordered through a third party retailer/distributor. A customer would be advised as to the time frame for delivery after placing an order through a third party retailer/distributor and making full payment in advance. Our distributors/dealers would not stock inventory.

Intellectual Property

We rely on a combination of patent law, trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks.

On December 6, 2011, a U.S. federal trademark registration was filed for Indoor Harvest (Serial Number 85488194) and the United States Patent and Trademark Office ("USPTO") granted a first 6 month extension for use on January 5, 2013 and a second extension for use on July 17, 2013 and a third extension for use on January 14, 2014.

On May 15, 2013 the Company filed a provisional application for patent on a "modular aeroponic system and related methods" (Serial Number 61/823,330) with the USPTO. The inventor was recorded as Chad Sykes, our CEO and sole Founder and Indoor Harvest Corp was named as the assignee. In order to obtain our patent, the Company will need to convert its provisional application for patent, into a non-provisional application for patent. On May 15, 2014, the Company converted its provisional patent into a non-provisional patent and recorded an expense of $1,730. We do not currently have a patent, the USPTO will conduct a review our patent application and provide us with comments. We must satisfy all comments before the USPTO will grant us a patent. There is no guarantee that a patent will be granted. While our patent application is under review, we may use the term "patent pending" on all published materials regarding our process applied for patent.

Governmental Regulation and Certification

We are not aware of any governmental regulations or approvals for any of our products or services.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we could be deemed to be aiding and abetting illegal activities through the equipment we intend to sell if such equipment is used by customers who intend to purchase and use our aeroponic equipment to grow cannabis.  Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our equipment could be used by persons or entities engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, could seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. The Federal aiding and abetting statute provides that anyone who "commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal." 18 U.S.C. §2(a). However, we do not believe that the Company's current and intended business as described in this prospectus violates federal law and believe we would prevail if any such action were brought against us.

Personnel

We currently have three full-time employees, Chad Sykes, who is our Chairman, CEO, and President and two non-management shop/fabrication personnel. We plan to use consultants and contract labor as necessary to meet client orders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management's Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.
Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

 Indoor Harvest, Corp., through its brand name Indoor Harvest™, is a development stage company that seeks to become an equipment design, developer, marketer and direct-seller of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA").

Aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium (known as geoponics). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as a growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium.  Because water is used in aeroponics to transmit nutrients, it is sometimes considered a type of hydroponics.

Our fixtures and patent pending system design are based upon a modular concept in which primary components are interchangeable providing a level of customization that we believe based upon our knowledge of the industry is currently not offered by other aeroponic system manufactures.  We are developing our aeroponic fixtures and systems for use by both horticulture enthusiasts and commercial operators who seek to utilize aeroponic vertical farming methods within a controlled indoor environment.

Our products are designed for the production of leafy greens, micro-greens, fruiting plants and herbs. Our products and systems can also be adapted for a variety of other uses such as horticulture research, medicinal plant production, pharmaceutical plant production, plant cloning and hardwood propagation.

Since our inception, we have engaged in significant operational activities as described in "Business," above.

We are an "emerging growth company" ("EGC") that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act ("the JOBS Act"), that eases restrictions on the sale of securities; and increases the number of shareholders a company must have before becoming subject to the U.S. Securities and Exchange Commission's (SEC's) reporting and disclosure rules (See "Emerging Growth Companies" section above). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Plan of Expanded Operations

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated revenues as of the date of this Prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2014. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

We incurred general and administrative expenses of $204,006 and $67,296 for the six months ended June 30, 2014 and 2013, respectively, and $59,809 and $50,288 for the three months ended June 30, 2014 and 2013. These expenses consisted of the following:

		3 Months Ended				6 Months Ended

		June 30, 2014	June 30, 2013	$ Change	% Change	June 30, 2014	June 30, 2013	$ Change	% Change

Research and development	1	370	6,846	(6,476)	-95%	1,010	6,986	(5,976)	-86%
Professional Fees: Engineering		-	-	-	0%	50	-	50	100%
Professional Fees: Legal	2	1,800	13,630	(11,830)	-87%	12,654	28,136	(15,482)	-55%
Professional Fees: Accounting	2	8,550	3,700	4,850	131%	25,200	3,880	21,320	549%
Advertising and Promotion		-	1,131	(1,131)	-100%	4,135	1,144	2,991	261%
Depreciation Expense	3	3,665	1,385	2,280	165%	5,614	2,269	3,345	147%
Stock based compensation	4	-	20,000	(20,000)	-100%	68,252	20,000	48,252	241%
Officer's payroll expense	5	18,830	-	18,830	100%	44,233	-	44,233	100%
Rent & Utilities Expense	6	14,268	-	14,268	100%	18,707	-	18,707	100%
Travel and automobile expense	7	4,443	1,392	3,051	219%	7,644	1,392	6,252	449%
Repairs and maintenance		2,092	-	2,092	100%	3,113	-	3,113	100%
Dues and subscriptions		315	1,146	(831)	-73%	1,624	1,455	169	12%
Filing, listing and transfer agent fees	8	1,917	-	1,917	100%	4,432	-	4,432	100%
Office supplies		26	177	(151)	-85%	1,343	1,028	315	31%
Website development		127	-	127	100%	127	-	127	100%
Miscellaneous expenses		3,406	881	2,525	287%	5,868	1,006	4,862	483%
		59,809	50,288	9,521	19%	204,006	67,296	136,710	203%

1. We incurred $6,986 in research and development during the six months ended June 30, 2012 as we began research and development of our prototype designs. In addition, during 2012, the Company completed an initial prototype system test by growing 102 basil plants from seed using a single 48" X 96" X 12" tray.

2. We incurred increased legal and accounting fees to prepare for this offering and subsequent registration statement.

3. We incurred increased depreciation expense as a result of purchased furniture and equipment related to the construction of our prototypes.

4. We incurred stock based compensation expense related to the following issuances:
In June of 2013, the Company entered into a website development costs for a total cost of $2,500 and common stock valued at $20,000 based on the Company's recent private placements which totaled 80,000 shares.  The agreement shall remain in effect until all obligations have been properly completed the construction of a web site that shall conform to the specifications provided by the Company.
In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a valuation of $16,388 ($0.25/share). All shares to be issued per this agreement have been issued.
In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a valuation of $51,864 ($0.25/share).

5. During the year ended December 31, 2013, the Company entered into an employment agreement with the Company's Chief Executive Officer for an annual base salary of $70,000 per year. The Base Salary may be increased, or decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors based on the Company's ability to pay.

6. On February 20, 2014 the Company signed a 60 month lease on a 10,000 sqft. office/warehouse facility with a monthly base rent of $4,200 which increases 6% every two years for the term of the lease.

7. Travel and automobile expenses for the periods reported increased due to increased travel in support of our Material Transfer Agreement with MITCityFarm

8. We incurred costs in connection with our registration statement and share issuances.
We incurred general and administrative expenses of $186,913 and $21,188 during the years ended December 31, 2014 and 2013, respectively.  These expenses consisted of the following:

		December 31, 2013	December 31, 2012		$ Change	% Change

Research and development	1	12,822	15,335	7	(2,513)	-16%
Professional Fees: Engineering		-	780		(780)	-100%
Professional Fees: Legal	2	28,415	800		27,615	3452%
Professional Fees: Accounting	2	12,240	-		12,240	100%
Advertising and Promotion	6	1,230	2,500		(1,270)	-51%
Depreciation Expense	3	6,115	1,773		4,342	245%
Stock based compensation	4	82,552	-		82,552	100%
Officer's payroll expense	5	19,124	-		19,124	100%
Travel and automobile expense		10,135			10,135	100%
Dues and subscriptions		5,340			5,340	100%
Office supplies		3,713			3,713	100%
Website development		2,811	-		2,811	100%
Miscellaneous expenses		2,416	-		2,416	100%
		186,913	21,188		165,725	782%

1. We incurred $15,335 in research and development during the year ended 2012 as we began research and development of our prototype designs. In addition, during 2012, the Company completed an initial prototype system test by growing 102 basil plants from seed using a single 48" X 96" X 12" tray.

2. We incurred increased legal and accounting fees to prepare for this offering and subsequent registration statement.

3. We incurred increased depreciation expense as a result of purchased furniture and equipment related to the construction of our prototypes.

4. We incurred stock based compensation expense related to the following issuances:
In June of 2013, the Company entered into a website development costs for a total cost of $2,500 and common stock valued at $20,000 based on the Company's recent private placements which totaled 80,000 shares.  The agreement shall remain in effect until all obligations have been properly completed the construction of a web site that shall conform to the specifications provided by the Company.

In December of 2013, the Company entered into four advisory agreements where the advisors agrees to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and value the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share.

In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a valuation of $16,388 ($0.25/share). All shares to be issued per this agreement have been issued.

In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a valuation of $51,864 ($0.25/share).

5. During the year ended December 31, 2013, the Company entered into an employment agreement with the Company's Chief Executive Officer for an annual base salary of $70,000 per year. The Base Salary may be increased, or decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors based on the Company's ability to pay.

6. We incurred $2,500 in advertising fees for the development of the Indoor Harvest Corp. logo.
7. The Company recorded $8,475 in renovation improvements, which included electrical, plumbing and partition walls to support R&D and expensed this amount under R&D as the improvements were temporary in nature.  Amount is included in the $15,335 research and development expense recorded during the year ended December 31, 2012.  See additional disclosure in the Operational Activities section on page 23.
Liquidity and Capital Resources

We anticipate taking the following steps to implement our business plan in the next 12 months. Our capital requirements for implementation of these steps are estimated at $1,000,000, as set forth in the table below. During the next 12 months, we anticipate engaging in the following operational activities, although we may vary our plans depending upon operational conditions and available funding:

Event	Actions	Estimated Time	Estimated Cost
Setup manufacturing, design build and fabrication facilities	Purchase equipment, tools and complete product tooling	Q1-Q4 2014	$250,000
Build a Demonstration BIA Farm	Build a 100 tray BIA indoor demonstration farm within our existing leased facility in order to showcase our fixtures and to conduct further research and development.	Q4 2014 - Q2 2015	$550,000
Develop Automated Controls	Develop automated controls, both hardware and software for use with our aeroponic systems	Q4 2014 - Q2 2015	$100,000
Develop Retail Aeroponic System	Develop a retail version of our commercial aeroponic system and controls for use by the home hobbyist	Q4 2014- Q2 2015	$100,000

The total estimated costs of our short-term operational plans for the next 12 months is $1,000,000. As of March 31, 2014, the Company had budgeted $150,000 from existing cash towards the setup of manufacturing, design build and fabrication facilities and had purchased $114,786 in manufacturing and fabrication equipment under this budget as of July 15, 2014. In order to fully implement our Plan of Operations for fiscal year 2014, we will need an additional $850,000. If we are unable to raise additional funds through private placements, registered offerings, debt financing or other sources we may need to postpone the development of our business plan. Without additional funding, we may only be partially successful or completely unsuccessful in implementing our business plan. Management has no written or oral agreement to advance additional funds. If we do not secure additional funds either from operational cash flow when we begin to sell our products and services or additional debt or equity financing, the implementation of our planned future business development activities will be delayed. We expect to be in a position to begin selling some of our products and offering design build services on or before  October 15, 2014. We anticipate that our current cash on hand will enable us to maintain minimum operations and working capital requirements for at least twelve months.

As of August 13, 2014, we had $307,985 in our bank account. Our estimated day-to-day operational costs, exclusive of those costs in our Plan of Operations for the next 12 months, as set forth above, are estimated to be approximately $216,800 to maintain minimal operational activities during the next 12 months. Our minimal annual operating expenses include our previously executed employment agreement with our CEO and sole founder for a salary of $70,000 annually, non-management salaries of $72,800, our lease agreement for our 10,000 sqft facility of $50,400 per year, our estimated annual utility expenses of $10,800 and $12,800 in miscellaneous operating expenses.  In addition, we will have $ 67,158 in costs related to the filing of this Registration Statement and anticipate less than $75,000 to maintain publicly traded status thereafter. However, as stated above, in order to implement our Plan of Operations for the next 12 months we will need to secure $850,000 in funds. If we are unable to secure the necessary funds, we will not be able to undertake some or all of our planned business development activities. Accordingly, we anticipate, based upon the assumption of $ 283,958 in our minimal day-to-day operational and registration statement costs during the next 12 months as set forth above, a minimum average monthly burn rate of no more than $ 23,663 during the next 12 months, which will be paid from our existing funds.

Based upon the assumption of our monthly burn rate exclusive of those costs in our Plan of Operations for the next 12 months as set forth above, the Company currently has sufficient funds to meet our current estimated day-to-day operations, plus SEC filing costs, as well as commence some, but not all of our planned activities as set forth in the table above. As of July 15, the Company had $35,214 remaining in its initial $150,000 budget for setting up manufacturing, fabrication and design build services.

As of July 15, 2014, the Company had purchased $114,786 in manufacturing equipment in order to develop in-house manufacturing for its products. These purchases included a Bel-O-Vac Model BV E Class 72"X120" heavy gauge vacuum former, welding equipment and fabrication tools, a commercial powder coating system, table and panel saws, plastic fabrication tools, a cold saw, and a 5,000 lbs Fork Lift. We expect to have our equipment in operation and be capable of selling our products that are ready for production as well as be able to commence custom design build services by  October 15, 2014.

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated revenues as of the date of this prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2014. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

DESCRIPTION OF PROPERTY

On February 20, 2014, we entered into a 62 month lease with Daniel R. Davis, commencing on March 1, 2014 through April 30, 2019, for a total of 10,000 sqft. of warehouse and office space located at 5300A East Freeway, Houston, Texas 77020. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the years ended December 31, 2012 and 2011, the Company's president and CEO advanced $3,696 and $42,953, respectively.  The advances were non-interest bearing and due on demand, and were used to fund business operations and acquire equipment.  During the year ended December 31, 2012, the Company converted these advances as follows:

Type	Quantity	Valuation	Range of Value per share

Issuance of common stock for equipment - Related Party	2,153,600	21,537	0.01
Payable conversion to common stock - Related Party	2,470,400	25,112	$0.01
	4,624,000	$46,649

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  As of the date of this prospectus, Glendale Securities, Inc, ("Glendale"), had submitted a Form 211 application to FINRA on our behalf and had received a first round comment letter from FINRA on April 14, 2014. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.  There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

Sales of our common stock under Rule 144

There are 3,888,388 shares of our common stock held by non-affiliates and 4,624,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

2,467,003  of our shares held by non-affiliates are being registered in this offering, however all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 50 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective until before December 31, 2015 as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2015, including a Form 10-K for the year ended December 31, 2015, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2015, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2015.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2015, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for the Company's last two completed fiscal years for all services rendered to the Company.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Chad Sykes	2013	19,124 [1]	-	-		-	-	-	-	19,124
President, Chief Executive Officer	2012	-	-	-	-		-	-	-	-

[1] This amount was determined in accordance with the Amendment to the Executive Employment Agreement effective as of December 31, 2013, as described below and filed as an exhibit to the Amendment to this Registration Statement filed on June 24, 2014.

We entered into an Executive Employment Agreement (the "Agreement") as of September 1st, 2013, with Chad C. Sykes (the "Executive").  The principal terms of the Agreement are as follows:

Terms of Employment

(a) Position. Chief Executive Officer
(b) Duties. As may be assigned by the Board of Directors not inconsistent with the position.
(c) Dedication. Executive shall devote his full business time and best efforts to the business and affairs of the Company.

Compensation

(a) Base Salary
(i) Salary. $70,000 per year ("Base Salary")
(ii)Adjustments. The Base Salary may be increased, or decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors based on the Company's ability to pay.
(b) Incentive Compensation. During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Board of Directors.

Intellectual Property

(a) Ownership. Executive agrees that  all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in from or in connection with the Executive's employment by Company are "work made for hire" within the definition of Section 101 of the Copyright Act (17 U.S.C. 101) and shall remain the sole and exclusive property of Company.
(c) Assignment of Interest. To the extent any work product is not deemed to be a work made for hire within the definition of the Copyright Act, Executive with effect from creation of any and all work product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such work product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof.
(d) Moral Rights. Executive also agrees to waive any and all moral rights relating to the work product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.
(e) Assistance. Executive further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement of Company's rights in the work product.
(f) Return of Property. Upon the termination of this Agreement, Executive agrees to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of work product, including all originals and copies thereof.

Non-Competition

(a) Restrictions. During the term of this Agreement and for a period of 5 years immediately following the termination of this Agreement, Executive shall not, directly or indirectly, without the prior written consent Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant of any Entity engaged in the Restricted Business.
(b)  Exceptions. Executive shall not be deemed to be in contravention of the foregoing if Employee participates as a passive investor holding up to 1% of the equity securities of an Entity engaged in the Restricted Business, which securities are publicly traded.

Non-Solicitation.

During the term of this Agreement and for 5 years after any termination of this Agreement, Executive will not, without the prior written consent of the Company, either directly or indirectly, on Executives' own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company, or any customer of the Company.

Term of Employment

(a) Initial Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and continue until September 1st, 2014 (the "Term"), unless his employment is sooner terminated by the Board of Directors.
(b) Automatic Renewal. Commencing on September 1st and on each anniversary of that date thereafter, the Term shall be extended for an additional one year period.
(c) Notice Not to Renew. Either party may give notice of the intention not to extend the Term in writing at least 90 days prior to each such anniversary date.

Termination of Employment

(a) Termination Upon Death. This Agreement shall terminate automatically upon the death of the Executive.
(b) Automatic Termination Upon Disability. This Agreement shall terminate automatically upon Total Disability of the Executive.
Total Disability. Total Disability means the Executive is unable to perform the duties set forth in this Agreement for a period of twelve consecutive weeks, or 90 cumulative business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
(c) Termination Upon Retirement. The Executive may voluntarily terminate this Agreement at any time by reason of Retirement. Retirement is the cessation by Executive of all full-time employment of any kind.
(d) Termination by the Company For Cause. The Company shall have the right to terminate Executive's employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for "Cause" shall be as defined in the Agreement.
(e) Termination by the Company Without Cause. The Company may, upon a majority vote of the Board of Directors, terminate the Executive's employment under this Agreement without Cause at any time upon 90 days prior written notice to the Executive.

Indemnification.

The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company's request.

AMENDMENT TO EMPLOYMENT AGREEMENT

As of December 31, 2014, the Employment Agreement was amended as follows:
1.
Chad Sykes $70,000 base salary annually as CEO of the Corporation under the Executive Employment Agreement dated September 1, 2013 described above, is reduced to $64,166 annually pro-rated for the period September 1, 2013 to December 31, 2013, thus eliminating a payment of $5,833 for December 2013 and making the total payment due under the Executive Employment Agreement for the period September 1, 2013 to December 31, 2013 as follows:

$17,499.99	Salary Officers - Gross 3 Months @ $5,833
$1,085.00	Social Security
$253.75	Medicare Taxes
$243.00	SUTA
$42.00	FUTA
$166.94	Reconciling Item - Texas Workforce
$19,290.68	Total

2.
Chad Sykes base salary annually as CEO of the Corporation under the Executive Employment Agreement for the calendar 2014 will be increased to $75,829 with two payments of $5,833 to be paid in January 2014, and one single payment of $5,833 for each of the remaining 11 months thereafter.

3.	Starting January 1, 2014, the term of the Executive Employment Agreement as set forth in paragraph 12(b) shall be from January 1 each year rather than September 1 each year.

Director Compensation

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named directors by the Company during the year ended December 31, 2013.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Chad Sykes, Director	-	-	-	-	-		-	-

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
 of Indoor Harvest Corp

We have audited the accompanying financial statements of Indoor Harvest Corp, which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended and for the period from inception (November 23, 2011) to December 31, 2013, and the related notes to the financial statements. Indoor Harvest Corp's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indoor Harvest Corp as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013 and 2012 and for the period from inception (November 23, 2011) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Indoor Harvest Corp will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/S/ LL Bradford & Co., LLC

LL Bradford & C0, LLC
Houston, TX

March 5, 2014

INDOOR HARVEST CORP
BALANCE SHEETS
December 31, 2013 & 2012
	2013	2012
ASSETS
Current assets:
Cash	$122,017	$-
Total current assets	122,017	-
Furniture and equipment, net	36,006	19,765
Intangible asset	2,000	2,000
Total assets	$160,023	$21,765

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accrued expenses	$6,181	$-
Total liabilities	6,181	-

Stockholders' equity:
Common stock: $0.001 par value, 50,000,000 shares authorized;
6,505,381 and 4,624,000 shares issued and outstanding
at December 31, 2013 and 2012, respectively	6,505	4,624
Additional paid-in capital	359,134	42,025
Deficit accumulated during the development stage	(211,797)	(24,884)
Total Stockholders' equity	153,842	21,765

Total liabilities and stockholders' equity	$160,023	$21,765

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2013 & 2012 and
For the Period from Inception (November 23, 2011) to December 31, 2013

					(Inception) to December 31, 2013
			2013	2012
Operating expenses
Research and development	$	$	12,823	$15,335	$30,888
Professional fees			40,655	1,582	43,201
General and administrative			133,435	4,271	199,483

Net loss			$(186,913)	$(21,188)	$(211,796)

Net loss per common share:
Net loss per share, basic and diluted			$(0.03)	$(0.01)	$(0.05)

Weighted average number
of common shares outstanding:
Basic and diluted			5,705,614	3,777,530	4,504,608

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2013 and 2012 and
For the period from Inception (November 23, 2011) to December 31, 2013

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Deficit)
	Shares	Amount

Net loss - November 23, 2011 (Inception) to December 31, 2011	-	$-	$-	$(3,696)	$(3,696)

Balances, December 31, 2011	-	-	-	(3,696)	(3,696)
Issuance of common stock
For equipment - related party	2,153,600	2,153	19,384	- ------	21,537
For settlement of payables - related party	2,470,400	2,471	22,641	- -	25,112
Net loss	-	-	-	(21,188)	(21,188)

Balances, December 31, 2012	4,624,000	4,624	42,025	(24,884)	21,765
Issuance of common stock
For cash	1,551,173	1,551	235,487	- ---------	237,038
For services - related party	330,208	330	82,222	- ---	82,552
Direct offering costs	-	-	(600)	-	(600)
Net loss	- -	-	- -	(186,913)	(186,913)

Balances, December 31, 2013	6,505,381	$6,505	$359,134	$(211,797)	$153,842

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013 & 2012 and
For the Period from Inception (November 23, 2011) to December 31, 2013

			Inception to December 31, 2013
	2013	2012
Cash flows from operating activities
Net loss	$(186,913)	$(21,188)	$(211,797)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	6,115	1,772	7,888
Stock issued for services - related party	82,552		82,552
Change in operating liability:
Payable to shareholder			19,416
Accrued expenses	6,181	-	9,877
Net cash used in operating activities	(92,065)	(19,416)	(92,064)

Cash flows from investing activities
Purchase of equipment	(22,356)	(21,537)	(22,357)
Net cash used in investing activities	(22,356)	(21,537)	(22,357)

Cash flows from financing activities
Issuance of common stock for equipment	-	40,953
Direct offering costs paid	(600)	-	(600)
Issuance of common stock for cash	237,038	-	237,038
Net cash provided by financing activities	236,438	40,953	236,438

Increase cash and cash equivalents	122,017	-	122,017
Cash and cash equivalents at beginning of period	-	-	-
Cash and cash equivalents at end of period	$122,017	$-	$122,017

Supplementary disclosure of non-cash financing activity
Related party payable converted to common stock	$-	$5,696	$23,112
Equipment acquired through the issuance of common stock	$-	$-	$21,537
Domain name acquired through the issuance of common stock	$-	$-	$2,000

Supplementary disclosure of cash flow information
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The Accompanying Notes are an Integral Part of these Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Indoor Harvest Corp., or the "Company," is a Texas corporation formed on November 23, 2011.  Indoor Harvest, Corp., through its brand name Indoor Harvest™, is a development stage company specializing in equipment design, development, marketing and direct-selling of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA").

Basis of presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to the estimated useful lives of equipment for purposes of depreciation and the valuation of common shares issued for services, equipment and the liquidation of liabilities.

Development stage

The Company's financial statements are presented as those of a development stage enterprise.  Activities during the development stage primarily include debt and equity based financing and implementation of the business plan.  The Company has not generated any revenues from operations since inception.

Reclassification

We have reclassified certain prior period amounts to conform to the current period presentation. These reclassifications have no effect on the financial position or on the results of operations or cash flows for the periods presented.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash and cash equivalents.

Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

Loss per Share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Indoor Harvest has incurred losses for all periods, the impact of the common stock equivalents would be antidilutive and therefore are not included in the calculation.

Fair Value of Financial Instruments

The Company's financial instruments consisted primarily of cash and accrued expenses.  The carrying amounts of the Company's financial instruments generally approximate their fair values as of December 31, 2013 and 2012, respectively, due to the short-term nature of these instruments.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740—Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. The Company provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.
FASB ASC 740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions that meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by the Company on its tax returns. The Company files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax jurisdictions.

Tax years 2013, 2012 and 2011, remain subject to examination by the IRS and respective states.

Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful life of the asset or the underlying lease term for leasehold improvements, whichever is shorter. The estimated useful life by asset description is noted in the following table:

Asset Description	Estimated Useful Life (years)
Furniture and equipment	3-5
Software	3-5
Tooling equipment	10

Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other income.

Intangible Asset

The Company's intangible assets consist of domain names and is accounted for as an indefinite lived intangible asset in accordance with ASC 350 "Goodwill and Other Intangible Assets" ("ASC 350").

Domain names are not being amortized as they are determined to have indefinite lives.

Intangible assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairment charges taken during the years ended December 31, 2013 and 2012, and since inception.

Patent and Patent Application Expenses

Although the Company believes that its patent and underlying technology will have continuing value, the amount of future benefits to be derived from the patent is uncertain. Therefore, patent costs are expensed as incurred.

Research and Development
Research and development expenditures are charged to expense as incurred. Research and development expense was as follows:

			From
			November 23, 2011 (Inception)
	Years Ended		to
	December 31, 2013	December 31, 2012	December 31, 2013

Research and development expense	$12,823	$15,335	$30,888

Advertising Expense

Advertising and promotional costs are expensed as incurred. Advertising expense was as follows:

			From
			November 23, 2011 (Inception)
	Years Ended		to
	December 31, 2013	December 31, 2012	December 31, 2013

Advertising expense	$1,230	$2,499	$3,729

Recent Accounting Pronouncements

Management has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

NOTE 2 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $186,913 and net cash used in operations of $ 92,065for the year ended December 31, 2013. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on Management's plans which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity financings. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

The business plan of the Company is to engage in the design, development, marketing and direct-selling of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA"). During the next twelve months, the Company's strategy is to: (i) complete product development; (ii) commence product marketing, product assembly and sales; (iii) develop the aerofarmer.com web portal; (iv) construct a demonstration CEA and BIA farm; and (v) offer design build services. The Company's long-term strategy is to direct sale, license and franchise their patented technologies and methods.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	December 31, 2013	December 31, 2012

Furniture and equipment	$33,179	$11,845
Software	1,023	-
Tooling equipment	9,692	9,692
Total	43,894	21,537
Less: accumulated depreciation and amortization	(7,888)	(1,772)
Property & equipment, Net	$36,006	$19,765

Depreciation expense for the years ended December 31, 2013 and 2012, totaled $6,115 and $1,772, respectively.

Depreciation expense for the period from November 23, 2011 (Inception) to December 31, 2013 totaled 7,888.

NOTE 4 - INCOME TAXES

Indoor Harvest operates in the United States; accordingly, federal and state income taxes have been provided based upon the tax laws and rates of the U.S. The Company has incurred losses since inception and, accordingly has a net operating loss carry forward as of December 31, 2013 of $217,074. This loss carry forward expires according to the following schedule:

Year Ending December 31,	Amount
2011	$3,695
2012	22,736
2013	190,643
Total	$217,074

The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pre-tax income from continuing operations for the years ended December 31, 2013 and 2012, due to the following:

	Year ended December 31,
	2013	2012

Computed "expected" tax expense (benefit)	$(63,550)	$(7,204)
Valuation allowance	63,550	7,204

Income tax expense (benefit)	$—	$—

Deferred tax assets at December 31, 2013 and 2012 are comprised of net operating loss carry forwards. Deferred tax liabilities consist primarily of the difference between book and tax basis depreciation.

NOTE 5 - RELATED PARTY TRANSACTIONS
During the years ended December 31, 2012 and 2011, the Company's president and CEO advanced $3,696 and 42,953, respectively.  The advances were non-interest bearing and due on demand, and were used to fund business operations and acquire equipment.  During the year ended December 31, 2012, the Company converted these advances as follows:

Type	Quantity	Valuation	Range of Value per share

Issuance of common stock for equipment - Related Party	2,153,600	21,537	0.01
Payable conversion to common stock - Related Party	2,470,400	25,112	$0.01
	4,624,000	$46,649

NOTE 6 - STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

There were no issuances of common stock for the year ended December 31, 2011.

In March of 2012, the Company issued 2,153,600 shares of common stock to Chad Sykes in exchange for equipment and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the equipment acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

In March of 2012, the Company issued 2,470,400 shares of common stock to Chad Sykes to liquidate a liability for prior advances and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the supplies and services acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.
During the year ended December 31, 2013, the Company issued a total of 1,551,173 shares for cash at prices ranging from $0.15 per share to $0.25 per share for cash totaling $237,038.

In July of 2013, the Company entered into a website development costs for a total cost of $2,500 and common stock valued at $20,000 based on the Company's recent private placements which totaled 80,000 shares.  The agreement shall remain in effect until all obligations have been properly completed the construction of a web site that shall conform to the specifications provided by the Company.

In December of 2013, the Company entered into four advisory agreements where the advisors agrees to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and value the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share. .

NOTE 7 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 20, 2014, the date which the financial statements were available to be issued.

In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a valuation of $ 16,388 ($0.25/share). All shares to be issued per this agreement have been issued.

In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a valuation of $51,864 ($0.25/share).

As of February 20, 2014, the Company sold an additional 1,449,000 shares of Common stock for $362,250 ($0.25/share).

On February 20, 2014 the Company signed a 60 month lease on a 10,000 sqft. office/warehouse facility. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

INDOOR HARVEST CORP
BALANCE SHEETS
June 30, 2014 & December 31, 2013

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash	$230,715	$122,017
Total current assets	230,715	122,017

Furniture and equipment, net	76,822	36,006
Security deposit	12,600	-
Intangible asset	2,000	2,000
Other assets	68,954	-
Total assets	$391,091	$160,023

LIABILITIES
Current liabilities:
Accrued payroll - related party	$1,959	$6,181
Deferred rent	8,650	-
Total current liabilities	10,609	6,181

Stockholders' equity:
Common stock: $0.001 par value, 50,000,000 shares authorized;
8,227,388 and 6,505,381 shares issued and outstanding
at June 30, 2014 and December 31, 2013, respectively	8,227	6,505
Additional paid-in capital	787,914	359,134
Accumulated deficit	(415,659)	(211,797)
Total Stockholders' equity	380,482	153,842

Total liabilities and stockholders' equity	$391,091	$160,023

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF OPERATIONS
For the Three and Six Month Periods Ended June 30, 2014 & 2013 and
For the Period from Inception (November 23, 2011) to June 30, 2014 (Unaudited)
					Period from
					November 23, 2011
	For the three months ended June 30,		For the six months ended June 30,		(Inception) to
					June 30,
	2014	2013	2014	2013	2014
General and administrative expenses	59,809	50,288	204,006	67,296	415,840
Loss from operations	59,809	50,288	204,006	67,296	415,840

Other Income (Expense)	93	13	144	14	182

Net loss	$(59,716)	$(50,275)	$(203,862)	$(67,282)	$(415,658)

Net loss per common share:
Net loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.01)	$(0.07)

Weighted average number
of common shares outstanding:
Basic and diluted	8,227,388	5,847,320	7,882,677	5,366,495	6,314,085

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2013 and 2012 and
For the period from Inception (November 23, 2011) to June 30, 2014 (Unaudited)

			Additional Paid-in Capital		Total Stockholders' Equity (Deficit)
	Common Stock, $0.001 Par Value
	Shares	Amount		Deficit Accumulated During the Development Stage

Net loss - November 23, 2011 (Inception) to December 31, 2011	-	$-	$-	$(3,696)	$(3,696)

Balances, December 31, 2011	-	-	-	(3,696)	(3,696)

Issuance of common stock for equipment - related party	2,153,600	2,153	19,384	-	21,537

Issuance of common stock for settlement of payables - related party	2,470,400	2,471	22,641	-	25,112

Net loss				(21,188)	(21,188)

Balances, December 31, 2012	4,624,000	4,624	42,025	(24,884)	21,765

Issuance of common stock for cash	1,551,173	1,551	235,487	-	237,038

Issuance of common stock for services - related party	330,208	330	82,222	-	82,552

Direct offering costs			(600)		(600)

Net loss	-	-	-	(186,913)	(186,913)

Balances, December 31, 2013	6,505,381	$6,505	$359,134	$(211,797)	$153,842

Issuance of common stock for cash	1,449,000	1,449	360,801	-	362,250

Issuance of common stock for services	273,007	273	67,979	-	68,252

Net loss	-	-	-	(203,862)	(203,862)

Balances, June 30, 2014	8,227,388	$8,227	$787,914	$(415,659)	$380,482

The Accompanying Notes are an Integral Part of these Financial Statements

INDOOR HARVEST CORP
STATEMENTS OF CASH FLOWS
For the Six Month Period Ended June 30, 2014 & 2013 and
For the Period from Inception (November 23, 2011) to June 30, 2011
(Unaudited)

	For the six months ended June 30,
			Period from November 23, 2011 (Inception) to
			June 30,
	2014	2013	2014
Cash flows from operating activities:
Net loss	$(203,862)	$(67,282)	$(415,659)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	5,614	2,269	13,502
Stock issued for services - related party	68,252	20,000	150,804
Change in operating liability:
Payable to shareholder	-	-	19,416
Deferred rent	8,650	-	8,650
Other assets	(68,954)	-	(68,954)
Security deposit	(12,600)	-	(12,600)
Accrued compensation - officers	(4,222)	-	5,655
Net cash used in operating activities	(207,122)	(45,013)	(299,186)

Cash flows from investing activities:
Purchase of equipment	(46,430)	(17,342)	(68,787)
Net cash used in investing activities	(46,430)	(17,342)	(68,787)

Cash flows from financing activities:
Direct offering costs paid	-	-	(600)
Issuance of common stock for cash	362,250	150,939	599,288
Net cash provided by financing activities	362,250	150,939	598,688

Increase cash and cash equivalents	108,698	88,584	230,715
Cash and cash equivalents at beginning of period	122,017	-	-
Cash and cash equivalents at end of period	$230,715	$88,584	$230,715

Supplementary disclosure of non-cash financing activity:
Related party payable converted to common stock	$-	$-	$23,112
Equipment acquired through the issuance of common stock	$-	$-	$21,537
Domain name acquired through the issuance of common stock	$-	$-	$2,000

Supplementary disclosure of cash flow information
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The Accompanying Notes are an Integral Part of these Financial Statements

Indoor Harvest Corp.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2014
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Indoor Harvest Corp., or the "Company," is a Texas corporation formed on November 23, 2011.  Indoor Harvest, Corp., through its brand name Indoor Harvest™, is a development stage company specializing in equipment design, development, marketing and direct-selling of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA").

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal and recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.  For a more complete discussion of significant accounting policies and certain other information, please refer to the annual audited financial statements for the year ended December 31, 2013 included in our Initial and amended registration statements on Form S-1 and S-1/A.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to the estimated useful lives of equipment for purposes of depreciation and the valuation of common shares issued for services, equipment and the liquidation of liabilities.

Development stage

The Company's financial statements are presented as those of a development stage enterprise.  Activities during the development stage primarily include debt and equity based financing and implementation of the business plan.  The Company has not generated any revenues from operations since inception.

Reclassification

We have reclassified certain prior period amounts to conform to the current period presentation. These reclassifications have no effect on the financial position or on the results of operations or cash flows for the periods presented.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash and cash equivalents.

Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

Loss per Share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Indoor Harvest has incurred losses for all periods, the impact of the common stock equivalents would be anti-dilutive and therefore are not included in the calculation.

Fair Value of Financial Instruments

The Company's financial instruments consisted primarily of cash and accrued expenses.  The carrying amounts of the Company's financial instruments generally approximate their fair values as of June 30, 2014 and December 31, 2013, respectively, due to the short-term nature of these instruments.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740—Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. The Company provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

FASB ASC 740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions that meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by the Company on its tax returns. The Company files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax jurisdictions.

Tax years 2013, 2012 and 2011, remain subject to examination by the IRS and respective states.

Property and Equipment

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful life of the asset or the underlying lease term for leasehold improvements, whichever is shorter. The estimated useful life by asset description is noted in the following table:
Estimate Useful
Asset Description	Life (Years)

Furniture & Equipment	3-5
Software	3-5
Tooling Equipment	10
Leasehold improvements	*

* The shorter of 5 years or the life of the lease.
Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other income.

Intangible Asset

The Company's intangible assets consist of domain names and is accounted for as an indefinite lived intangible asset in accordance with ASC 350 "Goodwill and Other Intangible Assets" ("ASC 350").

Domain names are not being amortized as they are determined to have indefinite lives.

Intangible assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There were no impairment charges taken during the six months ended June 30, 2014 and 2013, and since inception.

Patent and Patent Application Expenses

Although the Company believes that its patent and underlying technology will have continuing value, the amount of future benefits to be derived from the patent is uncertain. Therefore, patent costs are expensed as incurred.

Research and Development

Research and development expenditures are charged to expense as incurred. Research and development expense was as follows:
					From
					November 23, 2011 (Inception)
	3 Months ended		6 Months ended		to
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014

Research and Development Expense	$ 370	$ 6,846	$ 1,010	$ 6,986	31,897

Advertising Expense

Advertising and promotional costs are expensed as incurred. Advertising expense was as follows:

					From
					November 23, 2011 (Inception)
	3 Months ended		6 Months ended		to
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014

Advertising Expense	$ -	$ 1,131	$ 4,135	$ 1,144	7,864

Recent Accounting Pronouncements
On June 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation ("ASUE 2014-10"). The guidance is intended to reduce the overall cost and complexity associated with financial reporting for development stage entities without reducing the availability of relevant information. The Board also believes the changes will simplify the consolidation accounting guidance by removing the differential accounting requirements for development stage entities. As a result of these changes, there no longer will be any accounting or reporting differences in GAAP between development stage entities and other operating entities. For organizations defined as public business entities the presentation and disclosure requirements in Topic 915 will no longer be required starting with the first annual period beginning after December 15, 2014, including interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). The Company is currently evaluating the impact of the adoption of ASU 2010-14 on its financial statements.

NOTE 2 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $203,862 and net cash used in operations of $207,122 for the six months ended June 30, 2014. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on Management's plans which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity financings. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

The business plan of the Company is to engage in the design, development, marketing and direct-selling of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA"). During the next twelve months, the Company's strategy is to: (i) complete product development; (ii) commence product marketing, product assembly and sales; (iii) develop the aerofarmer.com web portal; (iv) construct a demonstration CEA and BIA farm; and (v) offer design build services. The Company's long-term strategy is to direct sale, license and franchise their patented technologies and methods.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - PROPERTY AND EQUIPMENT
 Property and equipment consist of the following at June 30, 2014 and December 31, 2013:
	June 30, 2014	December 31, 2013

Furniture and equipment	$70,474	$33,179
Software	1,023	1,023
Leasehold Improvements	4,000	-
Tooling equipment	14,827	9,692
Total	90,324	43,894
Less: accumulated depreciation and amortization	(13,502)	(7,888)
Property & Equipment, Net	$76,822	$36,006
Depreciation expense for the periods noted is as follows:

					From
					November 23, 2011 (Inception)
	3 Months ended		6 Months ended		to
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014

Depreciation expense	$ 3,665	$ 1,385	$ 5,614	$ 2,269	13,502

During the six months ended June 30, 2014, the Company paid deposits totaling $68,953 for equipment which has not been placed in service as of June 30, 2014 and is included in other assets as of June 30, 2014.
NOTE 4 – COMMITMENTS & CONTINGENCIES
On February 20, 2014 the Company signed a 60 month lease on a 10,000 sqft. office/warehouse facility and paid a deposit of $12,600. The monthly base rent is $4,200 increasing 6% every two years for the term of the lease. The property is adequate for all of the Company's currently planned activities.

Deferred rent payable at June 30, 2014 was $8,650. Deferred rent payable is the sum of the difference between the monthly rent payment and the straight-line monthly rent expense of an operating lease that contains escalated payments in future periods.

Rent expense for the periods noted is as follows:
					From
					November 23, 2011 (Inception)
	3 Months ended		6 Months ended		to
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014

Rent expense	$ 12,787	$ -	$ 17,050	$ -	17,050

At June 30, 2014, rental commitments are as follows:

Year	Amount
2014	29,400
2015	50,400
2016	52,416
2017	53,424
Thereafter	74,436
$260,076

NOTE 5 – RELATED PARTY TRANSACTIONS
During the years ended December 31, 2012 and 2011, the Company's president and CEO advanced $3,696 and $42,953, respectively.  The advances were non-interest bearing and due on demand, and were used to fund business operations and acquire equipment.  During the year ended December 31, 2012, the Company converted these payables as follows:
Type	Quantity	Valuation	Range of Value per share

Issuance of common stock for equipment - Related Party	2,153,600	21,537	0.01
Payable conversion to common stock - Related Party	2,470,400	25,112	$0.01
	4,624,000	$46,649

NOTE 6 - STOCKHOLDERS' EQUITY
COMMON STOCK

There were no issuances of common stock for the year ended December 31, 2011.

In March of 2012, the Company issued 2,153,600 shares of common stock to Chad Sykes in exchange for equipment and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the equipment acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

In March of 2012, the Company issued 2,470,400 shares of common stock to Chad Sykes to liquidate a liability for prior advances and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the supplies and services acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

During the year ended December 31, 2013, the company issued a total of 1,551,173 shares for cash at prices ranging from $0.15 per share to $0.25 per share for cash totaling $237,038.

In June of 2013, the Company entered into a website development costs for a total cost of $2,500 and common stock valued at $20,000 based on the Company's recent private placements which totaled 80,000 shares.  The agreement shall remain in effect until all obligations have been properly completed the construction of a web site that shall conform to the specifications provided by the Company.

In December of 2013, the Company entered into four advisory agreements where the advisors agrees to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and value the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share.

In January of 2014, the Company entered into an advisory agreement where the advisor agreed to act as a mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings to providing feedback on Company strategy to making introductions and assisting in acquisitions. The Company issued 65,552 common shares in connection with this agreement with a valuation of $16,388 ($0.25/share). All shares to be issued per this agreement have been issued.

In January of 2014, the Company issued 207,455 shares of Common stock to the Company's legal counsel as part of legal fees with a valuation of $51,864 ($0.25/share).

 NOTE 7 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 13, 2014, the date which the financial statements were available to be issued.
In July of 2014, the Company entered into a presentation and design agreement for the development of presentations for the Company. Total anticipated cost of $5,500 with a one-third due upon acceptance, one-third due upon design approval and remainder due 10 days after the project has been completed.
From August 6, 2014 to August 13, 2014, the Company issued an additional 285,000 shares of common stock at $0.50 per share for a total of $142,500 in cash.

PROSPECTUS-SUBJECT TO COMPLETION DATED September 19 , 2014
Indoor Harvest, Corp.

Selling shareholders are offering up to  2,467,003 shares of common stock.  The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until August 11, 2014 (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The TBCA contains specific provisions for indemnification of officers and directors. In 1989, the Texas Legislature amended the TBCA to expand the scope of this indemnification and to provide for assistance by a corporation with respect to litigation costs incurred by its officers or directors in certain circumstances.

I. Standards for Indemnification

Article 2.02-1 of the TBCA identifies circumstances by which indemnification must be made, may be made, and may not be made, and defines different standards for indemnification depending on the director's conduct.

A. Mandatory indemnification

A defendant-director is entitled to indemnification as a matter of right if he was "wholly successful, on the merits or otherwise, in the defense of the proceeding." TBCA art. 2.02-1 H. A director who successfully defends against the suit wholly on a procedural or other nonsubstantive ground is nevertheless entitled to mandatory indemnification. If the director who prevails in the litigation is later forced to file suit against the corporation in order to recover his indemnification, the expenses of that suit are also recoverable under the statute. TBCA art. 2.02-11.

B. Discretionary indemnification

In cases where a director is found liable to a third person, but has not received a personal benefit, or the director settles a lawsuit brought by or on behalf of the corporation, indemnification by the corporation is discretionary. TBCA art. 2.02-IB. The corporation may not exercise its discretion to indemnify the director in these circumstances, however, unless the director (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in the corporation's best interests or, in cases where the questioned actions were not committed by the director in his official capacity, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Id.

The determination of whether discretionary indemnification of the director is even permitted must be made either: (i) by a majority vote of a quorum of disinterested directors (i.e., directors who are not named in the lawsuit at the time the vote is taken); (ii) if such a quorum is unavailable, by a majority vote of a committee of two or more disinterested directors selected by a vote of all directors; (iii) by special legal counsel selected either by a vote of a quorum of disinterested directors, the committee established in the manner described above, or, if neither of those options is available, by vote of all directors; or (iv) by vote of the shareholders, excluding shares held by directors named as defendants in the proceeding. art. 2.02-1F.
Once it is determined that indemnification is permitted, the corporation's discretionary decision to actually authorize the indemnification, and its determination as to the "reasonableness" of the expenses for which indemnification is sought, must be made in the same manner, unless the determination that indemnification is permissible was made by special legal counsel, in which event the authorization decision must be made in the manner specified for selection of the special legal counsel. art. 2.02-IF(3), 2.02-1G. By a 1985 statutory clarification of section G, a mandatory indemnification agreement in the articles of incorporation, bylaws, a resolution of shareholders or directors or an agreement that makes the permissive indemnification provision in section B mandatory is enforceable even though it was not adopted in the manner described above, and it may not be avoided by the corporation failing to authorize the indemnification under article 2.02-1G. The issue of whether a director is eligible for indemnification is not foreclosed by the defendant's settlement of the case or even a judgment entered against him, because a director may be deemed to have been found liable for a claim only if he shall have been so adjudged in a court of competent jurisdiction after exhaustion of all appeals. art. 2.02-1D.

In many cases, a director may seek to avoid liability to a third person through a contractual release or indemnity by such third person. In effect, such a provision would prevent the need for any corporate indemnification of the director with respect to such matter and thus any related interpretation under article 2.02-1 of the TBCA. It is important to note, however, that the Supreme Court of Texas recently held that a person seeking indemnity from a third person as a result of the consequences of such person's own negligence must express such intent in a conspicuous manner within the four comers of a written contract. Dresser Indus., Inc. v. Page Petroleum, Inc., 853 S.W.2d 505, 508 (Tex. 1993). Accordingly, directors should take great care to ensure that any contractual release or indemnity by a third person satisfies such requirements.

C. Prohibited Indemnification

Article 2.2-1C prohibits indemnification when the director "is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity" and when the director "is found liable to the corporation." However, that provision is modified by article 2.02-1E, which allows corporations to indemnify directors even if they are found liable to the corporation or are found to have improperly received a personal benefit, but the indemnification is limited to "reasonable expenses actually incurred by the director in connection with the proceeding." No indemnification is available if the director is found liable for "willful or intentional misconduct in the performance of his duty to the corporation." Id.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Texas law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$158
Legal Fees and Expenses	$45,000
Accounting Fees and Expenses*	$12,000
Miscellaneous	$10,000
Total*	$67,158
____________
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

There were no issuances of common stock for the year ended December 31, 2011.

In March of 2012, the Company issued 2,153,600 shares of common stock to Chad Sykes, our sole founder and CEO, in exchange for equipment and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the equipment acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

In March of 2012, the Company issued 2,470,400 shares of common stock to Chad Sykes, our sole founder and CEO, to as payment for the cost of the supplies and services acquired by Mr. Sykes, our sole founder and president, and contributed by him to Indoor Harvest prior to that date.  We valued the share issuance at $0.01 per share based upon the cost of the supplies and services acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

On March 7, 2013, the Company issued a total of 300,500 shares to Jennifer Haney, our initial investor at $0.05  per share for cash totaling $15,025, whom is a Selling Shareholder in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $10,000.

From March 18 through May 8, 2013, the Company issued a total of 906,673 shares to 1 U.S. and 5 NON US Citizens or Residents for cash at $0.15 per share for cash totaling $136,013. 1 U.S. and 4 NON US Citizens are Selling Shareholders in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $92,963.

In July of 2013, the Company entered into a written website development agreement for a total cost of $2,500 and common stock valued at $20,000 based on the cash sale price for shares of common stock in the Company's recent private placements which totaled 80,000 shares. All securities which we are obligated to issue under this agreement have been issued and were issued with a restrictive legend. We received only services which we valued at $20,000 in this transaction.

From September 9, 2013 through February 20, 2014, the Company issued a total of 1,793,000 shares to 27 U.S. and 10 NON US Citizens or Residents for cash at $0.25 per share for cash totaling $448,250. 27 U.S. and 10 NON US Citizens are Selling Shareholders in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $448,250.

In December of 2013, the Company entered into four written advisory agreements with William Johnson, Maximilian Loessl, Brian Falther and Djimo Serodio ("the advisors"). The  advisors agreed to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings, to providing feedback on Company strategy, to making industry introductions and assisting in locating potential acquisitions or business opportunities.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and valued the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share for aggregate consideration of $62,552. None of these advisers duties involved participation in the offer and sale of the Company's securities, and none of this compensation relates directly or indirectly to the success or lack of success in the Company's fund raising activities. All securities which we are obligated to issue under these agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at an aggregate total of $62,552, or $15,638 per individual advisor.

On January 13, 2014, the Company entered into one written advisory agreements with Leslie Bocskor ("the advisor"). The  advisor agreed to act as mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings, to providing feedback on Company strategy, to making industry introductions and assisting in locating potential acquisitions or business opportunities.  The Company issued 65,552 common shares in connection with this agreement and valued the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share for aggregate consideration of $16,388. None of the advisers duties involved participation in the offer and sale of the Company's securities, and none of this compensation relates directly or indirectly to the success or lack of success in the Company's fund raising activities. All securities which we are obligated to issue under these agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at $16,388 in this transaction.

On January 26, 2014, the Company issued 207,475 shares of Common stock to Michael Williams and Todd Feinstein, who at the date of issuance, worked for Williams Securities Law Firm, P.A., the law firm representing us in this registration statement and prior securities related activities.  All securities which we are obligated to issue under our agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at $51,869 in this transaction.
No persons acquiring the shares covered by this registration statement had any rights attached to the shares purchased by the selling shareholders, including rights such as registration rights.

We conducted an additional offering under Section 4(2) of the 1933 Act from August 6 - August 13, 2014 to four individuals who were investors prior to the filing of the registration statement and have been listed as selling shareholders in our original registration statement filed on Form S-1 on March 5, 2014 and in all subsequent amendments thereto. In this placement, we sold an additional 285,000 shares at a price of $0.50 raising an additional aggregate $142,500 from these four existing investors. No persons other than these individuals who were investors prior to the filing of the registration statement were solicited in this offering and the aggregate number of investors in our company remains unchanged.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•None of these issuances involved underwriters, underwriting discounts or commissions.
•Restrictive legends were and will be placed on all certificates issued as described above.
•The distribution did not involve general solicitation or advertising.
•The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•None of these issuances involved underwriters, underwriting discounts or commissions;
•We placed Regulation S required restrictive legends on all certificates issued;
•No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•Access to all our books and records.
•Access to documents relating to our operations
•The opportunity to obtain any additional information, including information relating to all of our agreements with third parties which were only oral and not written,  to the extent we possessed such information, and including all information necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation – Indoor Harvest, Corp.

2	Bylaws - Indoor Harvest, Corp.

Item 4

1	Form of common stock Certificate of Indoor Harvest, Corp. (1)

Item 5

1	Updated Legal Opinion of Williams Securities Law Firm, P.A.

Item  10

1	Employment Agreement – Sykes
2	MIT CityFarm Agreement
3	Advisor Agreement- Williams
4	Advisor Agreement- Loessl
5	Advisor Agreement- Bosckor
6	Advisor Agreement- Falther
7	Advisor Agreement- Serodio
8	Property Lease
9	Amendment to Executive Employment Agreement
10	Curran & Connors Agreement

Item 23

1	Consent of L.L Bradford & Company, LLC. *

2	Updated Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1)

* filed herewith
All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.
____________
(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Houston TX on September 19 , 2014.

Indoor Harvest, Corp.

Title	Name	Date	Signature

President and CEO	Chad Sykes	September 19 , 2014	/s/ Chad Sykes

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Chad Sykes	Chad Sykes	President, CEO, Principal Financial and Principal Accounting Officer, Director	September 19 , 2014